Exhibit 99.3

ITEM 8. – FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

PITNEY BOWES INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Pitney Bowes Inc.

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Pitney Bowes Inc. and its subsidiaries at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2010 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Stamford, Connecticut
February 25, 2011, except for Notes 6, 17 and 18, as to which the date is September 22, 2011

PITNEY BOWES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Years ended December 31,

	2010	2009	2008

Revenue:
Equipment sales	$1,022,563	$1,000,153	$1,248,636
Supplies	318,430	336,239	392,414
Software	390,219	371,574	427,718
Rentals	600,759	647,432	728,160
Financing	637,948	694,444	772,711
Support services	711,519	714,429	768,424
Business services	1,743,816	1,804,900	1,924,242

Total revenue	5,425,254	5,569,171	6,262,305

Costs and expenses:
Cost of equipment sales	469,158	450,197	571,111
Cost of supplies	97,172	93,660	103,870
Cost of software	93,391	88,020	104,447
Cost of rentals	141,465	158,881	153,831
Financing interest expense	88,292	97,586	110,136
Cost of support services	451,609	467,279	536,974
Cost of business services	1,337,236	1,382,401	1,485,703
Selling, general and administrative	1,760,677	1,800,714	1,970,868
Research and development	156,371	182,191	205,620
Restructuring charges and asset impairments	182,274	48,746	200,254
Other interest expense	115,619	111,269	119,207
Interest income	(2,587)	(4,949)	(12,893)

Total costs and expenses	4,890,677	4,875,995	5,549,128

Income from continuing operations before income taxes	534,577	693,176	713,177
Provision for income taxes	205,770	240,154	244,929

Income from continuing operations	328,807	453,022	468,248
Loss from discontinued operations, net of income tax	(18,104)	(8,109)	(27,700)

Net income before attribution of noncontrolling interests	310,703	444,913	440,548

Less: Preferred stock dividends of subsidiaries attributable to noncontrolling interests	18,324	21,468	20,755

Net income – Pitney Bowes Inc.	$292,379	$423,445	$419,793

Amounts attributable to common stockholders:
Income from continuing operations	$310,483	$431,554	$447,493
Loss from discontinued operations	(18,104)	(8,109)	(27,700)

Net income – Pitney Bowes Inc.	$292,379	$423,445	$419,793

Basic earnings per share attributable to common stockholders (1):
Continuing operations	$1.51	$2.09	$2.15
Discontinued operations	(0.09)	(0.04)	(0.13)

Net income – Pitney Bowes Inc.	$1.42	$2.05	$2.01

Diluted earnings per share attributable to common stockholders (1):
Continuing operations	$1.50	$2.08	$2.13
Discontinued operations	(0.09)	(0.04)	(0.13)

Net income – Pitney Bowes Inc.	$1.41	$2.04	$2.00

(1)	The sum of the earnings per share amounts may not equal the totals due to rounding.

See Notes to Consolidated Financial Statements

PITNEY BOWES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$484,363	$412,737
Short-term investments	30,609	14,682

Accounts receivables, gross	824,015	859,633
Allowance for doubtful accounts receivables	(31,880)	(42,781)

Accounts receivables, net	792,135	816,852

Finance receivables	1,370,305	1,417,708
Allowance for credit losses	(48,709)	(46,790)

Finance receivables, net	1,321,596	1,370,918

Inventories	168,967	156,502
Current income taxes	103,542	101,248
Other current assets and prepayments	107,029	98,297

Total current assets	3,008,241	2,971,236

Property, plant and equipment, net	426,501	514,904
Rental property and equipment, net	300,170	360,207

Finance receivables	1,265,220	1,380,810
Allowance for credit losses	(20,721)	(25,368)

Finance receivables, net	1,244,499	1,355,442

Investment in leveraged leases	251,006	233,359
Goodwill	2,306,793	2,286,904
Intangible assets, net	297,443	316,417
Non-current income taxes	130,601	145,388
Other assets	478,769	387,182

Total assets	$8,444,023	$8,571,039

LIABILITIES, NONCONTROLLING INTERESTS AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$1,825,261	$1,748,254
Current income taxes	192,924	144,385
Notes payable and current portion of long-term obligations	53,494	226,022
Advance billings	481,900	447,786

Total current liabilities	2,553,579	2,566,447

Deferred taxes on income	261,118	347,402
Tax uncertainties and other income tax liabilities	536,531	525,253
Long-term debt	4,239,248	4,213,640
Other non-current liabilities	653,758	625,079

Total liabilities	8,244,234	8,277,821

Noncontrolling interests (Preferred stockholders’ equity in subsidiaries)	296,370	296,370
Commitments and contingencies (See Note 15)

Stockholders’ deficit:
Cumulative preferred stock, $50 par value, 4% convertible	4	4
Cumulative preference stock, no par value, $2.12 convertible	752	868
Common stock, $1 par value (480,000,000 shares authorized; 323,337,912 shares issued)	323,338	323,338
Additional paid-in capital	250,928	256,133
Retained earnings	4,282,316	4,291,393
Accumulated other comprehensive loss	(473,806)	(459,792)
Treasury stock, at cost (119,906,910 and 116,140,084 shares, respectively)	(4,480,113)	(4,415,096)

Total Pitney Bowes Inc. stockholders’ deficit	(96,581)	(3,152)

Total liabilities, noncontrolling interests and stockholders’ deficit	$8,444,023	$8,571,039

See Notes to Consolidated Financial Statements

PITNEY BOWES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twelve Months Ended December 31,

	2010	2009	2008

Cash flows from operating activities:
Net income before attribution of noncontrolling interests	$310,703	$444,913	$440,548

Adjustments to reconcile net income to net cash provided by operating activities:
Restructuring charges and asset impairments, net of tax	122,893	31,782	144,211
Restructuring payments	(119,565)	(105,090)	(102,680)
Proceeds (payments) for settlement of derivative instruments	31,774	(20,281)	43,991
Depreciation and amortization	303,653	338,895	379,117
Stock-based compensation	20,111	22,523	26,402
Special pension plan contributions	—	(125,000)	—
Changes in operating assets and liabilities, excluding effects of acquisitions:
(Increase) decrease in accounts receivables	43,204	84,182	(23,690)
(Increase) decrease in finance receivables	180,352	206,823	24,387
(Increase) decrease in inventories	(11,913)	12,187	2,018
(Increase) decrease in prepaid, deferred expense and other assets	(8,658)	(15,036)	6,001
Increase (decrease) in accounts payable and accrued liabilities	28,766	(127,256)	(76,880)
Increase (decrease) in current and non-current income taxes	30,211	85,632	122,480
Increase (decrease) in advance billings	11,430	(2,744)	2,051
Increase (decrease) in other operating capital, net	9,150	(7,462)	21,459

Net cash provided by operating activities	952,111	824,068	1,009,415

Cash flows from investing activities:
Short-term and other investments	(122,464)	(8,362)	35,652
Proceeds from the sale of a facility	12,595	—	—
Capital expenditures	(119,768)	(166,728)	(237,308)
Net investment in external financing	(4,718)	1,456	1,868
Acquisitions, net of cash acquired	(77,537)	—	(67,689)
Reserve account deposits	10,399	1,664	33,359

Net cash used in investing activities	(301,493)	(171,970)	(234,118)

Cash flows from financing activities:
(Decrease) increase in notes payable, net	(170,794)	(389,666)	205,590
Proceeds from long-term obligations	—	297,513	245,582
Principal payments on long-term obligations	—	(150,000)	(576,565)
Proceeds from issuance of common stock	11,423	11,962	20,154
Payments to redeem preferred stock issued by a subsidiary	—	(375,000)	(10,000)
Proceeds from issuance of preferred stock by a subsidiary	—	296,370	—
Stock repurchases	(100,000)	—	(333,231)
Dividends paid to stockholders	(301,456)	(297,555)	(291,611)
Dividends paid to noncontrolling interests	(19,141)	(19,485)	(20,755)

Net cash used in financing activities	(579,968)	(625,861)	(760,836)

Effect of exchange rate changes on cash and cash equivalents	976	9,829	(14,966)

Increase (decrease) in cash and cash equivalents	71,626	36,066	(505)
Cash and cash equivalents at beginning of period	412,737	376,671	377,176

Cash and cash equivalents at end of period	$484,363	$412,737	$376,671

Cash interest paid	$191,880	$195,256	$235,816

Cash income taxes paid, net	$231,550	$197,925	$164,354

See Notes to Consolidated Financial Statements

PITNEY BOWES INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(In thousands, except per share data)

	Preferred stock	Preference stock	Common stock	Additional paid-in capital	Comprehensive income (loss)	Retained earnings	Accumulated other comprehensive (loss) income	Treasury stock

Balance, December 31, 2007	$7	$1,003	$323,338	$252,185		$4,051,722	$88,656	$(4,155,642)
Tax adjustment (see Note 9)						(14,401)	(2,414)

Adjusted balances						4,037,321	86,242
Net income					$419,793	419,793
Other comprehensive income, net of tax:
Foreign currency translations					(305,452)		(305,452)
Net unrealized loss on derivative instruments, net of tax of ($12.4) million					(18,670)		(18,670)
Net unrealized gain on investment securities, net of tax of $0.4 million					580		580
Net unamortized loss on pension and postretirement plans, net of tax of ($216.1) million					(375,544)		(375,544)
Amortization of pension and postretirement costs, net of tax of $8.6 million					14,089		14,089

Comprehensive loss					$(265,204)

Cash dividends:
Preference						(77)
Common						(291,534)
Issuances of common stock				(11,573)				34,268
Conversions to common stock		(27)		(609)				636
Pre-tax stock-based compensation				26,402
Adjustments to additional paid in capital, tax effect from share-based compensation				(7,099)
Repurchase of common stock								(333,231)

Balance, December 31, 2008	7	976	323,338	259,306		4,165,503	(598,755)	(4,453,969)
Net income					$423,445	423,445
Other comprehensive income, net of tax:
Foreign currency translations					119,820		119,820
Net unrealized gain on derivative instruments, net of tax of $4.9 million					7,214		7,214
Net unrealized loss on investment securities, net of tax of ($0.1) million					(283)		(283)
Net unamortized loss on pension and postretirement plans, net of tax of $8.4 million					(5,116)		(5,116)
Amortization of pension and postretirement costs, net of tax of $10.6 million					17,328		17,328

Comprehensive income					$562,408

Cash dividends:
Preference						(72)
Common						(297,483)
Issuances of common stock				(22,017)				36,419
Conversions to common stock	(3)	(108)		(2,343)				2,454
Pre-tax stock-based compensation				21,761
Adjustments to additional paid in capital, tax effect from share-based compensation				(574)

Balance, December 31, 2009	4	868	323,338	256,133		4,291,393	(459,792)	(4,415,096)
Net income					$292,379	292,379
Other comprehensive income, net of tax:
Foreign currency translations					(15,685)		(15,685)
Net unrealized gain on derivative instruments, net of tax of $0.8 million					1,293		1,293
Net unrealized loss on investment securities, net of tax of $0.5 million					790		790
Net unamortized loss on pension and postretirement plans, net of tax of $(17.2) million					(28,710)		(28,710)
Amortization of pension and postretirement costs, net of tax of $16.0 million					28,298		28,298

Comprehensive income					$278,365

Cash dividends:
Preference						(65)
Common						(301,391)
Issuances of common stock				(24,039)				33,249
Conversions to common stock		(116)		(1,618)				1,734
Pre-tax stock-based compensation				20,452
Adjustments to additional paid in capital, tax effect from share-based compensation
Repurchase of common stock								(100,000)

Balance, December 31, 2010	$4	$752	$323,338	$250,928		$4,282,316	$(473,806)	$(4,480,113)

See Notes to Consolidated Financial Statements

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

1. Description of Business and Summary of Significant Accounting Policies

Description of Business
We are a provider of mail processing equipment and integrated mail solutions to organizations of all sizes. We offer a full suite of equipment, supplies, software, services and solutions for managing and integrating physical and digital communication channels. We conduct our business activities in seven reporting segments within two business groups: Small & Medium Business Solutions and Enterprise Business Solutions. See Note 18 for information regarding our reportable segments.

Basis of Presentation and Consolidation
The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). Operating results of acquired companies are included in the consolidated financial statements from the date of acquisition. Intercompany transactions and balances have been eliminated.

Reclassification
Certain prior year amounts have been reclassified to conform to the current year presentation.

Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses that are reported in the consolidated financial statements and accompanying disclosures, including the disclosure of contingent assets and liabilities. These estimates are based on our best knowledge of current events, historical experience, actions that we may undertake in the future, and on various other assumptions that are believed to be reasonable under the circumstances. These estimates include, but are not limited to, allowance for doubtful accounts and credit losses, inventory obsolescence, residual values of leased assets, useful lives of long-lived assets and intangible assets, impairment of goodwill, allocation of purchase price to tangible and intangible assets acquired in business combinations, warranty obligations, restructuring costs, pensions and other postretirement benefits and loss contingencies. As a result, actual results could differ from those estimates and assumptions.

Cash Equivalents and Investments
Cash equivalents include short-term, highly liquid investments with maturities of three months or less at the date of purchase. Short-term investments include highly liquid investments with maturities greater than three months but less than one year from the reporting date. Investments with maturities greater than one year from the reporting date are recorded as Other assets. Our investments are predominantly classified as available-for-sale.

Accounts Receivable and Allowance for Doubtful Accounts
We estimate our accounts receivable risks and provide allowances for doubtful accounts accordingly. We believe that our credit risk for accounts receivable is limited because of our large number of customers, small account balances for most of our customers and customer geographic and industry diversification. We evaluate the adequacy of the allowance for doubtful accounts based on our historical loss experience, length of time receivables are past due, adverse situations that may affect a customer’s ability to pay and prevailing economic conditions, and make adjustments to our actual aggregate reserve as necessary. This evaluation is inherently subjective and actual results may differ significantly from estimated reserves.

Finance Receivables and Allowance for Credit Losses
Finance receivables are predominantly from the sales of products and are composed of sales-type lease receivables and unsecured revolving loan receivables. We estimate our finance receivables risks and provide allowances for credit losses accordingly. We establish credit approval limits based on the credit quality of the customer and the type of equipment financed. Finance receivables are written-off against the allowance for credit losses after collection efforts are exhausted and we deem the account uncollectible. We believe that our concentration of credit risk for finance receivables is limited because of our large number of customers, small account balances and customer geographic and industry diversification.

Our general policy is to discontinue revenue recognition for lease receivables that are delinquent more than 120 days, and to discontinue revenue recognition on unsecured loan receivables that are delinquent for more than 90 days. We resume revenue recognition when customer payments reduce the account balance aging to 60 days or less past due.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

We evaluate the adequacy of the allowance for credit losses based on our historical loss experience, the nature and volume of the portfolios, adverse situations that may affect a customer’s ability to pay and prevailing economic conditions, and make adjustments to our actual aggregate reserve as necessary. This evaluation is inherently subjective and actual results may differ significantly from estimated reserves. See Note 17 for further information.

Inventories
Inventories are stated at the lower of cost or market. Cost is determined on the last-in, first-out (LIFO) basis for most U.S. inventories, and on the first-in, first-out (FIFO) basis for most non-U.S. inventories.

Fixed Assets and Depreciation
Property, plant and equipment and rental equipment are stated at cost and depreciated principally using the straight-line method over their estimated useful lives. The estimated useful lives of depreciable fixed assets are as follows: buildings, up to 50 years; plant and equipment, three to 15 years; and computer equipment, three to five years. Major improvements which add to productive capacity or extend the life of an asset are capitalized while repairs and maintenance are charged to expense as incurred. Leasehold improvements are amortized over the shorter of the estimated useful life or their related lease term.

Fully depreciated assets are retained in fixed assets and accumulated depreciation until they are removed from service. In the case of disposals, assets and related accumulated depreciation are removed from the accounts, and the net amounts, less proceeds from disposal, are included in earnings.

Software Development Costs
We capitalize certain costs of software developed for internal use in accordance with the internal-use software accounting guidance. Capitalized costs include purchased materials and services, payroll and payroll-related costs and interest costs. The cost of internally developed software is amortized on a straight-line basis over its estimated useful life, principally three to 10 years.

Costs incurred for the development of software to be sold, leased, or otherwise marketed are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to the public. Capitalized software development costs include purchased materials and services, and payroll and payroll-related costs attributable to programmers, software engineers, quality control and field certifiers. Capitalized software development costs are amortized over the product’s estimated useful life, principally three to five years, generally on a straight-line basis. Other assets on our Consolidated Balance Sheets include $19.9 million and $23.2 million of capitalized software development costs at December 31, 2010 and 2009, respectively. The Consolidated Statements of Income include the related amortization expense of $8.0 million, $10.4 million and $6.1 million for the years ended December 31, 2010, 2009, and 2008, respectively. Total software development costs capitalized in 2010 and 2009 were $6.3 million and $9.2 million, respectively.

Research and Development Costs
Research and product development costs are expensed as incurred. These costs primarily include personnel-related costs.

Business Combinations
We account for business combinations using the acquisition method of accounting, which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. The fair value of intangible assets is estimated using a cost, market or income approach. Goodwill represents the excess of the purchase price over the estimated fair values of net tangible and intangible assets acquired. Finite-lived intangible assets are amortized over their estimated useful lives, principally three to 15 years, using either the straight-line method or an accelerated attrition method.

Impairment Review for Long-lived Assets
Long-lived assets are reviewed for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. If such a change in circumstances occurs, the related estimated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition is compared to the carrying amount. If the sum of the expected cash flows is less than the carrying amount, an impairment charge is recorded. The impairment charge is measured as the amount by which the carrying amount exceeds the fair value of the asset. The fair value of the impaired asset is determined using probability weighted expected cash flow estimates, quoted market prices when available and appraisals, as appropriate.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

Impairment Review for Goodwill and Intangible Assets

Goodwill is tested annually for impairment, or sooner when circumstances indicate an impairment may exist, at the reporting unit level. A reporting unit is the operating segment, or a business, which is one level below that operating segment. Reporting units are aggregated as a single reporting unit if they have similar economic characteristics. Goodwill is tested for impairment using a two-step approach. In the first step, the fair value of each reporting unit is determined. If the fair value of a reporting unit is less than its carrying value, the second step of the goodwill impairment test is performed to measure the amount of impairment, if any. In the second step, the fair value of the reporting unit is allocated to the assets and liabilities of the reporting unit as if it had just been acquired in a business combination, and as if the purchase price was equivalent to the fair value of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is referred to as the implied fair value of goodwill. The implied fair value of the reporting unit’s goodwill is then compared to the actual carrying value of goodwill. If the implied fair value is less than the carrying value, an impairment loss is recognized for that excess. The fair values of our reporting units are determined based on a combination of various techniques, including the present value of future cash flows, multiples of competitors and multiples from sales of like businesses.

Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. If such a change in circumstances occurs, the related estimated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition is compared to the carrying amount. If the sum of the expected cash flows is less than the carrying amount, an impairment charge is recorded. The impairment charge is measured as the amount by which the carrying amount exceeds the fair value of the asset. The fair value of the impaired asset is determined using probability weighted expected cash flow estimates, quoted market prices when available and appraisals as appropriate.

Retirement Plans
Actual pension plan results that differ from our assumptions and estimates are accumulated and amortized over the estimated future working life of the plan participants and will therefore affect future pension expense. Net pension expense includes current service costs, interest costs and returns on plan assets. We also base net pension expense primarily on a market related valuation of plan assets. Under this approach, differences between the actual and expected return on plan assets are recognized over a five-year period. We recognize the overfunded or underfunded status of pension and other postretirement benefit plans on the Consolidated Balance Sheets. Gains and losses, prior service costs and credits, and any remaining transition amounts that have not yet been recognized in net periodic benefit costs are recognized in accumulated other comprehensive income, net of tax, until they are amortized as a component of net periodic benefit cost. We use a measurement date of December 31 for all of our retirement plans. See Note 19 for further details.

During 2009, the Board of Directors approved and adopted a resolution amending both U.S. pension plans, the Pitney Bowes Pension Plan and the Pitney Bowes Pension Restoration Plan, to provide that benefit accruals as of December 31, 2014, will be determined and frozen and no future benefit accruals under the plans will occur after that date.

Stock-based Compensation
We measure compensation cost for stock-based awards exchanged for employee service at grant date, based on the estimated fair value of the award, and recognize the cost as expense on a straight-line basis (net of estimated forfeitures) over the employee requisite service period. We estimate the fair value of stock options using a Black-Scholes valuation model. See Note 12 for further details.

We record deferred tax assets for awards that will result in deductions on our income tax returns, based on the amount of compensation cost recognized and our statutory tax rate in the jurisdiction in which we will receive a deduction. Differences between the deferred tax assets recognized for financial reporting purposes and the actual tax deduction reported in our income tax return are recorded in expense or in capital in excess of par value if the tax deduction exceeds the deferred tax asset or to the extent that previously recognized credits to paid-in-capital are still available if the tax deduction is less than the deferred tax asset.

Revenue Recognition
We derive our revenue from the sale of equipment, supplies, and software, rentals, financing, and support and business services. Certain of our transactions are consummated at the same time. The most common form of these transactions involves the sale or lease of equipment, a meter rental and/or an equipment maintenance agreement. In these cases, revenue is recognized for each of the elements based on their relative fair values in accordance with the revenue recognition accounting guidance. Fair values of any meter rental or equipment maintenance agreement are determined by reference to the prices charged in standalone and renewal transactions. Fair value of equipment is determined based upon the present value of the minimum lease payments. More specifically, revenue related to our offerings is recognized as follows:

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

Sales Revenue

Sales of Equipment
We sell equipment to our customers, as well as to distributors and dealers (re-sellers) throughout the world. We recognize revenue from these sales upon the transfer of title, which is generally upon shipment. We recognize revenue from the sale of equipment under sales-type leases as equipment revenue at the inception of the lease. We do not typically offer any rights of return or stock balancing rights. Our sales revenue from customized equipment, mail creation equipment and shipping products is generally recognized when installed.

Embedded Software Sales
We sell equipment with embedded software to our customers. The embedded software is not sold separately, it is not a significant focus of the marketing effort and we do not provide post-contract customer support specific to the software or incur significant costs that are subject to capitalization. Additionally, the functionality that the software provides is marketed as part of the overall product. The software embedded in the equipment is incidental to the equipment as a whole such that the software revenue recognition accounting guidance is not applicable.

Sales of Supplies
Revenue related to supplies is recognized at the point of title transfer, which is generally upon shipment.

Standalone Software Sales and Integration Services
In accordance with software revenue accounting guidance, we recognize revenue from standalone software licenses upon delivery of the product when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collectibility is probable. For software licenses that are included in a lease contract, we recognize revenue upon shipment of the software unless the lease contract specifies that the license expires at the end of the lease or the price of the software is deemed not fixed or determinable based on historical evidence of similar software leases. In these instances, revenue is recognized on a straight-line basis over the term of the lease contract. We recognize revenue from software requiring integration services at the point of customer acceptance. We recognize revenue related to off-the-shelf perpetual software licenses upon transfer of title, which is generally upon shipment.

Rentals Revenue
We rent equipment to our customers, primarily postage meters and mailing equipment, under short-term rental agreements, generally for periods of three months to five years. Rental revenue includes revenue from the subscription for digital meter services. We invoice in advance for postage meter rentals. We defer the billed revenue and include it initially in advance billings. Rental revenue is recognized on a straight-line basis over the term of the rental agreement. We defer certain initial direct costs incurred in consummating a transaction and amortize these costs over the term of the agreement. The initial direct costs are primarily personnel-related costs. Rental property and equipment, net on our Consolidated Balance Sheets include $36.7 million and $45.2 million of these deferred costs at December 31, 2010 and 2009, respectively. The Consolidated Statements of Income include the related amortization expense of $26.6 million, $25.1 million and $27.7 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Financing Revenue
We provide financing to our customers for the purchase of our products. Equipment sales are financed primarily through sales-type leases. We also provide revolving lines of credit to our customers for the purchase of postage and related supplies. Financing revenue includes interest which is earned over the term of the lease or loan and related fees which are recognized as services are provided. When a sales-type lease is consummated, we record the finance receivable, unearned income and estimated residual value of the leased equipment. Residual values are estimated based upon the average expected proceeds to be received at the end of the lease term. We evaluate recorded residual values at least on an annual basis or as circumstances warrant. A reduction in estimated residual values could result in an impairment charge as well as a reduction in future financing income. Unearned income represents the excess of the finance receivable plus the estimated residual value over the sales price of the equipment. We recognize unearned income as financing revenue using the interest method over the lease term.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

Support Services Revenue
We provide support services for our equipment primarily through maintenance contracts. Revenue related to these agreements is recognized on a straight-line basis over the term of the agreement, which typically is one to five years in length.

Business Services Revenue
Business services revenue includes revenue from management services, mail services, and marketing services. Management services, which includes outsourcing of mailrooms, copy centers, or other document management functions, are typically one to five year contracts that contain a monthly service fee and in many cases a “click” charge based on the number of copies made, machines in use, etc. Revenue is recognized over the term of the agreement based on monthly service charges, with the exception of the “click” charges, which are recognized as earned. Mail services include the preparation, sortation and aggregation of mail to earn postal discounts and expedite delivery and revenue is recognized as the services are provided. Marketing services include direct mail marketing services, and revenue is recognized over the term of the agreement as the services are provided.

Shipping and Handling
We include costs related to shipping and handling in cost of revenues for all periods presented.

Product Warranties
We provide product warranties in conjunction with the sale of certain products, generally for a period of 90 days from the date of installation. We estimate our liability for product warranties based on historical claims experience and other currently available evidence. Our product warranty liability at December 31, 2010 and 2009 was not material.

Deferred Marketing Costs
We capitalize certain direct mail, telemarketing, Internet, and retail marketing costs associated with the acquisition of new customers. These costs are amortized over the expected revenue stream ranging from five to nine years. We review individual marketing programs for impairment on a periodic basis or as circumstances warrant. Other assets on the Consolidated Balance Sheets include deferred marketing costs of $106.3 million and $119.5 million at December 31, 2010 and 2009, respectively. The Consolidated Statements of Income include the related amortization expense of $38.5 million, $43.5 million and $43.1 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Restructuring Charges
Costs associated with exit or disposal activities and restructurings are recognized when the liability is incurred. The cost and related liability for one-time benefit arrangements is recognized when the costs are probable and reasonably estimable. See Note 14 to the Consolidated Financial Statements.

Income Taxes
We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the period in which related temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in this assessment. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date of such change.

Earnings per Share
Basic earnings per share is based on the weighted average number of common shares outstanding during the year, whereas diluted earnings per share also gives effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares include preference stock, preferred stock, stock option and purchase plan shares.

Translation of Non-U.S. Currency Amounts
Assets and liabilities of subsidiaries operating outside the U.S. are translated at rates in effect at the end of the period and revenue and expenses are translated at average monthly rates during the period. Net deferred translation gains and losses are included in accumulated other comprehensive loss in stockholders’ deficit in the Consolidated Balance Sheets.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

Derivative Instruments
In the normal course of business, we are exposed to the impact of changes in interest rates and foreign currency exchange rates. We limit these risks by following established risk management policies and procedures, including the use of derivatives.

We use derivative instruments to manage the related cost of debt and to limit the effects of foreign exchange rate fluctuations on financial results. Derivative instruments typically consist of forward contracts, interest rate swaps, and currency swaps depending upon the underlying exposure. We do not use derivatives for trading or speculative purposes. We record our derivative instruments at fair value, and the accounting for changes in the fair value of the derivatives depends on the intended use of the derivative, the resulting designation, and the effectiveness of the instrument in offsetting the risk exposure it is designed to hedge.

To qualify as a hedge, a derivative must be highly effective in offsetting the risk designated for hedging purposes. The hedge relationship must be formally documented at inception, detailing the particular risk management objective and strategy for the hedge. The effectiveness of the hedge relationship is evaluated on a retrospective and prospective basis.

The use of derivative instruments exposes us to counterparty credit risk. To mitigate such risks, we enter into contracts with only those financial institutions that meet stringent credit requirements as set forth in our derivative policy. We regularly review our credit exposure balances as well as the creditworthiness of our counterparties. See Note 13 for additional disclosures on derivative instruments.

New Accounting Pronouncements
In 2010, we adopted guidance that increases disclosures regarding the credit quality of an entity’s financing receivables and its allowance for credit losses. The guidance also requires an entity to disclose credit quality indicators, past due information, and modifications of its financing receivables. The adoption of this guidance resulted in additional disclosures (see Note 17) but did not have an impact on our consolidated financial statements.

In September 2009, new guidance was introduced addressing the accounting for revenue arrangements with multiple elements and certain revenue arrangements that include software. The guidance allows companies to allocate consideration in a multiple element arrangement in a way that better reflects the economics of the transaction and eliminates the residual method. In addition, tangible products that have software components that are “essential to the functionality” of the tangible product will be scoped out of the software revenue guidance. The new guidance will also result in more expansive disclosures. The new guidance became effective on January 1, 2011 and is not expected to have a material impact on our financial position, results of operations or cash flows.

2. Discontinued Operations

The following table shows selected financial information included in discontinued operations for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008

Pre-tax income	$754	$20,624	$—
Tax provision	(18,858)	(28,733)	(27,700)

Loss from discontinued operations, net of tax	$(18,104)	$(8,109)	$(27,700)

The net loss in 2010 primarily relates to the accrual of interest on uncertain tax positions and additional tax associated with the discontinued operations. The net loss in 2009 includes $9.8 million of pre-tax income ($6.0 million net of tax) for a bankruptcy settlement and $10.9 million of pre-tax income ($6.7 million net of tax) related to the expiration of an indemnity agreement associated with the sale of a former subsidiary. This income was more than offset by the accrual of interest on uncertain tax positions. The net loss in 2008 includes an accrual of tax and interest on uncertain tax positions.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

3. Acquisitions

On July 5, 2010, we acquired Portrait Software plc (Portrait) for $65.2 million in cash, net of cash acquired. Portrait provides software to enhance existing customer relationship management systems, enabling clients to achieve improved customer retention and profitability. The preliminary allocation of the purchase price to the fair values of the assets acquired and liabilities assumed is shown below. The primary items that generated goodwill are the anticipated synergies from the compatibility of the acquired technology with our existing product and service offerings, and employees of Portrait, neither of which qualify as an amortizable intangible asset. None of the goodwill will be deductible for tax purposes.

Purchase price allocation:
Current assets	$7,919
Other non-current assets	2,352
Intangible assets	31,332
Goodwill	47,354
Current liabilities	(13,014)
Non-current liabilities	(10,793)

Purchase price, net of cash acquired	$65,150

Intangible assets:
Customer relationships	$18,744
Software and technology	11,497
Trademarks and trade names	1,091

Total intangible assets	$31,332

Intangible assets amortization period:
Customer relationships	10 years
Software and technology	6 years
Trademarks and trade names	6 years

Total weighted average	8 years

During 2010, we also completed smaller acquisitions for aggregate cash payments of $12.3 million. These acquisitions did not have a material impact on our financial results.

The Consolidated Financial Statements include the results of operations of the acquired businesses from their respective dates of acquisition. Assuming these acquisitions occurred on January 1, 2010 and 2009, total pro forma revenue would have been $5,452 million and $5,620 million for 2010 and 2009, respectively. The pro forma earnings results of these acquisitions were not material to net income or earnings per share. The pro forma consolidated amounts do not purport to be indicative of actual results that would have occurred had the acquisitions been completed on January 1, 2010 and 2009, nor do they purport to be indicative of the results that will be obtained in the future.

There were no acquisitions during 2009.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

4. Inventories

Inventories at December 31, 2010 and 2009 consisted of the following:

	December 31,

	2010	2009

Raw materials and work in process	$46,664	$36,331
Supplies and service parts	63,991	69,506
Finished products	58,312	50,665

Total	$168,967	$156,502

If all inventories valued at LIFO had been stated at current costs, inventories would have been $26.3 million and $25.8 million higher than reported at December 31, 2010 and 2009, respectively.

5. Fixed Assets

Fixed assets at December 31, 2010 and 2009 consist of property, plant and equipment and rental equipment, primarily postage meters, as follows:

	December 31,

	2010	2009

Land	$26,710	$32,517
Buildings	361,463	391,627
Machinery and equipment	1,352,295	1,404,023

	1,740,468	1,828,167
Accumulated depreciation	(1,313,967)	(1,313,263)

Property, plant and equipment, net	$426,501	$514,904

Rental property and equipment	$618,839	$728,537
Accumulated depreciation	(318,669)	(368,330)

Rental property and equipment, net	$300,170	$360,207

Depreciation expense was $242.9 million, $269.8 million and $306.8 million for the years ended December 31, 2010, 2009, and 2008, respectively. Rental equipment is primarily comprised of postage meters. In 2010, we recorded asset impairment charges of $9.8 million associated with a restructuring program and included these charges in restructuring charges and asset impairments in the Consolidated Statements of Income. See Note 14 for further details.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

6. Intangible Assets and Goodwill

The components of our purchased intangible assets are as follows:

	December 31, 2010			December 31, 2009

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Customer relationships	$453,523	$(229,143)	$224,380	$428,888	$(197,497)	$231,391
Supplier relationships	29,000	(16,192)	12,808	29,000	(13,292)	15,708
Mailing software and technology	172,188	(118,390)	53,798	164,211	(103,388)	60,823
Trademarks and trade names	36,322	(30,224)	6,098	35,855	(27,898)	7,957
Non-compete agreements	7,845	(7,486)	359	7,753	(7,215)	538

	$698,878	$(401,435)	$297,443	$665,707	$(349,290)	$316,417

Amortization expense for intangible assets was $60.8 million, $69.1 million and $72.3 million for the years ended December 31, 2010, 2009 and 2008, respectively. The future amortization expense related to intangible assets as of December 31, 2010 is as follows:

Year ended December 31,	Amount

2011	$58,865
2012	50,983
2013	47,343
2014	42,191
2015	35,044
Thereafter	63,017

$297,443

Actual amortization expense may differ from the amounts above due to, among other things, future acquisitions, impairments of intangible assets, accelerated amortization and changes in foreign currency exchange rates.

In 2010, we recorded impairment charges of $4.7 million and included these charges in restructuring charges and asset impairments in the Consolidated Statements of Income. See Note 14 for further details.

Intangible assets acquired during 2010 are shown in the table below. There were no additions in 2009.

	December 31, 2010

	Amount	Weighted Average Life

Customer relationships	$36,763	11 years
Mailing software and technology	13,954	6 years
Trademarks and trade names	1,125	6 years
Non-compete agreements	110	5 years

	$51,952	10 years

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

The changes in the carrying amount of goodwill, by reporting segment, for the years ended December 31, 2010 and 2009 are as follows:

	Balance at December 31, 2009 (1)	Acquired during the period	Other (2)	Balance at December 31, 2010

North America Mailing	$366,683	$—	$(8,765)	$357,918
International Mailing	188,180	—	(6,650)	181,530

Small & Medium Business Solutions	554,863	—	(15,415)	539,448

Production Mail	143,619	—	(2,143)	141,476
Software	633,938	47,354	(3,191)	678,101
Management Services	500,055	—	(5,622)	494,433
Mail Services	259,632	—	(530)	259,102
Marketing Services	194,797	—	(564)	194,233

Enterprise Business Solutions	1,732,041	47,354	(12,050)	1,767,345

Total	$2,286,904	$47,354	$(27,465)	$2,306,793

	Balance at December 31, 2008 (1)	Acquired during the period	Other (2)	Balance at December 31, 2009

North America Mailing	$362,067	$—	$4,616	$366,683
International Mailing	174,684	—	13,496	188,180

Small & Medium Business Solutions	536,751	—	18,112	554,863

Production Mail	143,861	—	(242)	143,619
Software	623,995	—	9,943	633,938
Management Services	491,633	—	8,422	500,055
Mail Services	260,793	—	(1,161)	259,632
Marketing Services	194,797	—	—	194,797

Enterprise Business Solutions	1,715,079	—	16,962	1,732,041

Total	$2,251,830	$—	$35,074	$2,286,904

(1) Prior year amounts have been reclassified to conform to the current year presentation.
(2) “Other” primarily includes foreign currency translation adjustments.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

7. Current Liabilities

Accounts payable, accrued liabilities, notes payable and current portion of long-term obligations are composed of the following:

	December 31,

	2010	2009

Accounts payable - trade	$333,220	$308,505
Reserve account deposits	567,620	557,221
Accrued salaries, wages and commissions	246,237	244,170
Accrued restructuring charges	113,200	88,626
Miscellaneous accounts payable and accrued liabilities	564,984	549,732

Accounts payable and accrued liabilities	$1,825,261	$1,748,254

Notes payable	$50,000	$220,794
Current portion of long-term obligations	3,494	5,228

Notes payable & current portion of long-term obligations	$53,494	$226,022

Reserve account deposits represent customers’ prepayment of postage held by our subsidiary, Pitney Bowes Bank. See Note 17 for further details.

Notes payable at December 31, 2010 and 2009 consists of commercial paper issuances. The weighted average interest rates for notes payable were 0.32% and 0.09% at December 31, 2010 and 2009, respectively.

We had unused credit facilities of $1.25 billion at December 31, 2010, primarily to support commercial paper issuances. Fees paid to maintain lines of credit were $1.6 million, $0.8 million and $0.8 million in 2010, 2009 and 2008, respectively.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

8. Long-term Debt

		December 31,

		2010	2009

Term loan due 2012		$150,000	$150,000
4.625%	notes due 2012 (1)	400,000	400,000
3.875%	notes due 2013	375,000	375,000
4.875%	notes due 2014	450,000	450,000
5.00%	notes due 2015	400,000	400,000
4.75%	notes due 2016	500,000	500,000
5.75%	notes due 2017	500,000	500,000
4.75%	notes due 2018 (2)	350,000	350,000
5.60%	notes due 2018 (3)	250,000	250,000
6.25%	notes due 2019 (4)	300,000	300,000
5.25%	notes due 2037	500,000	500,000

Basis adjustment - Fair value hedges		76,022	52,788
Other		(11,774)	(14,148)

Total long-term debt		$4,239,248	$4,213,640

Interest under the Term Loan is based on three-month LIBOR plus 42 basis points. Interest is payable and the interest rate resets every three months.

(1) We have entered into interest rate swap agreements with an aggregate notional value of $400 million that effectively convert fixed rate interest payments on the $400 million, 4.625% notes due in 2012, into variable interest rates. We pay a weighted average variable rate based on one-month LIBOR plus 249 basis points and receive a fixed rate of 4.625%. The weighted average rate paid during 2010 and 2009 was 2.8% and 4.3%, respectively.

(2) In 2008, we unwound an interest rate swap that effectively converted the fixed rate interest payments on the $350 million, 4.75% notes due in 2018, into variable interest rates and received $44 million, excluding accrued interest. This amount is being amortized as a reduction of interest expense over the remaining term of the notes, which reduces the effective interest rate on these notes to 3.2%.

(3) In August 2010, we unwound two interest rate swaps with an aggregate notional amount of $250 million that were entered into in March 2008. These interest rate swaps effectively converted the fixed rate interest payments on the $250 million, 5.6% notes due in 2018, into variable interest rates. In connection with unwinding these interest rate swaps, we received $31.8 million, excluding accrued interest. The transaction was not undertaken for liquidity purposes, but rather to fix our effective interest rate at 3.7% for the remaining term of the notes as the amount received will be recognized as a reduction in interest expense over the remaining term of the notes.

(4) In 2009, we issued $300 million, 6.25% 10-year fixed rate notes and simultaneously unwound four forward starting swap agreements (forward swaps) used to hedge the interest rate risk associated with the forecasted issuance of this fixed-rate debt. In connection with the unwind of these swaps, we paid $20.3 million, which was recorded to other comprehensive income. This amount is being amortized as additional interest expense over the term of the notes, which increases the effective interest rate on these notes to 6.9%.

The basis adjustment of fair value hedges represents the unamortized net proceeds received from unwinding of interest rate swaps which is being amortized to interest expense over the remaining term of the respective notes and the mark-to-market adjustment of our interest rate swaps (fair value hedges – See Note 13). Other consists primarily of debt discounts and premiums.

We are a Well-Known Seasoned Issuer with the SEC which allows us to issue debt securities, preferred stock, preference stock, common stock, purchase contracts, depositary shares, warrants and units.

Annual maturities of outstanding long-term debt at December 31, 2010 are as follows: 2011 – $0 million; 2012 – $550 million; 2013 – $375 million; 2014 – $450 million; 2015 – $400 million; and $2,400 million thereafter.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

9. Income Taxes

The provision for income taxes from continuing operations consists of the following:

	Years ended December 31,

	2010	2009	2008

U.S. Federal:
Current	$170,175	$188,272	$85,231
Deferred	(24,632)	18,979	81,936

	145,543	207,251	167,167

U.S. State and Local:
Current	26,523	30,981	17,058
Deferred	(17,518)	(13,067)	13,434

	9,005	17,914	30,492

International:
Current	43,459	31,848	39,974
Deferred	7,763	(16,859)	7,296

	51,222	14,989	47,270

Total Current	240,157	251,101	142,263
Total Deferred	(34,387)	(10,947)	102,666

Total provision for income taxes	$205,770	$240,154	$244,929

The components of income from continuing operations are as follows:

	Years ended December 31,

	2010	2009	2008

U.S.	$390,911	$552,636	$573,066
International	143,666	140,540	140,111

Total	$534,577	$693,176	$713,177

The effective tax rate for continuing operations for 2010, 2009 and 2008 was 38.5%, 34.6% and 34.3%, respectively. The effective tax rate for 2010 includes $16 million of tax benefits associated with previously unrecognized deferred taxes on outside basis differences, a $15 million charge for the write-off of deferred tax assets associated with the expiration of out-of-the-money vested stock options and the vesting of restricted stock units previously granted to our employees and a $9 million charge for the write-off of deferred tax assets related to the U.S. health care reform legislation that eliminated the tax deduction for retiree health care costs to the extent of federal subsidies received by companies that provide retiree prescription drug benefits equivalent to Medicare Part D coverage.

The effective rate for 2009 included a charge of $13 million for the write-off of deferred tax assets associated with the expiration of out-of-the-money vested stock options and the vesting of restricted stock, offset by $13 million of tax benefits from retirement of intercompany obligations and the repricing of leveraged lease transactions. The effective tax rate for 2008 included $12 million of tax increases related to the low tax benefit associated with restructuring expenses recorded during 2008, offset by adjustments of $10 million related to deferred tax assets associated with certain U.S. leasing transactions.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

The items accounting for the difference between income taxes computed at the federal statutory rate and our provision for income taxes consist of the following:

	2010	2009	2008

Federal statutory provision	$187,103	$242,612	$249,612
State and local income taxes	5,853	11,109	19,820
Impact of foreign operations	13,938	(18,037)	1,955
Tax exempt income/reimbursement	(2,352)	(2,748)	(5,404)
Federal income tax credits/incentives	(7,580)	(4,792)	(15,118)
Unrealized stock compensation benefits	15,149	12,852	—
Certain leasing transactions	—	—	(9,550)
U.S. health care reform tax change	9,070	—	—
Outside basis differences	(15,798)	—	—
Other, net	387	(842)	3,614

Provision for income taxes	$205,770	$240,154	$244,929

The components of our deferred tax liabilities and assets are as follows:

	December 31,

	2010	2009

Deferred tax liabilities:
Depreciation	$49,351	$67,639
Deferred profit (for tax purposes) on sales to finance subsidiaries	229,364	287,928
Lease revenue and related depreciation	480,611	443,855
Amortizable intangibles	117,207	115,793
Other	43,813	46,144

Deferred tax liabilities	920,346	961,359

Deferred tax (assets):
Nonpension postretirement benefits	(104,847)	(119,420)
Pension	(127,042)	(127,046)
Inventory and equipment capitalization	(28,546)	(29,595)
Restructuring charges	(22,348)	(9,619)
Long-term incentives	(39,781)	(50,666)
Net operating loss and tax credit carry forwards	(153,754)	(151,094)
Tax uncertainties gross-up	(144,672)	(133,293)
Other	(116,834)	(101,994)
Valuation allowance	104,441	95,990

Deferred tax (assets)	(633,383)	(626,737)

Net deferred taxes	286,963	334,622
Amounts included in other balance sheet tax accounts	(25,846)	12,780

Deferred taxes on income	$261,117	$347,402

As of December 31, 2010 and 2009, approximately $266 million and $285 million, respectively, of foreign net operating loss carry forwards were available to us. Most of these losses can be carried forward indefinitely.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

It has not been necessary to provide for income taxes on $850 million of cumulative undistributed earnings of subsidiaries outside the U.S. These earnings will be either indefinitely reinvested or remitted substantially free of additional tax. Determination of the liability that would result in the event all of these earnings were remitted to the U.S. is not practicable. It is estimated, however, that withholding taxes on such remittances would approximate $15 million.

Uncertain Tax Positions

A reconciliation of the amount of unrecognized tax benefits at December 31, 2010, 2009 and 2008 is as follows:

	2010	2009	2008

Balance at beginning of year	$515,565	$434,164	$398,878
Increases from prior period positions	17,775	65,540	21,623
Decreases from prior period positions	(27,669)	(7,741)	(8,899)
Increases from current period positions	43,804	42,696	33,028
Decreases from current period positions	(8,689)	—	—
Decreases relating to settlements with tax authorities	(1,434)	(3,173)	(7,426)
Reductions as a result of a lapse of the applicable statute of limitations	(7,562)	(15,921)	(3,040)

Balance at end of year	$531,790	$515,565	$434,164

The amount of the unrecognized tax benefits at December 31, 2010, 2009 and 2008 that would affect the effective tax rate if recognized was $434 million, $411 million and $371 million, respectively.

Tax authorities continually examine our tax filings. On a regular basis, we conclude tax return examinations, statutes of limitations expire, and court decisions interpret tax law. We regularly assess tax uncertainties in light of these developments. As a result, it is reasonably possible that the amount of our unrecognized tax benefits will decrease in the next 12 months, and we expect this change could be up to one-third of our unrecognized tax benefits. Any such change will likely be arising from the completion of tax return examinations, including the resolution of certain issues related to our former Capital Services third party leasing business. We recognize interest and penalties related to uncertain tax positions in our provision for income taxes or discontinued operations as appropriate. During the years ended December 31, 2010, 2009 and 2008, we recorded $9 million, $23 million and $26 million, respectively, in interest and penalties primarily in discontinued operations. We had $202 million and $186 million accrued for the payment of interest and penalties at December 31, 2010 and 2009, respectively.

Other Tax Matters

We regularly assess the likelihood of tax adjustments in each of the tax jurisdictions in which we have operations and account for the related financial statement implications. Tax reserves have been established which we believe to be appropriate given the possibility of tax adjustments. Determining the appropriate level of tax reserves requires us to exercise judgment regarding the uncertain application of tax law. The amount of reserves is adjusted when information becomes available or when an event occurs indicating a change in the reserve is appropriate. Future changes in tax reserve requirements could have a material impact on our results of operations.

We are continually under examination by tax authorities in the United States, other countries and local jurisdictions in which we have operations. The years under examination vary by jurisdiction. The current IRS exam of tax years 2001-2004 is estimated to be completed within the next year and the examination of years 2005-2008 within the next two years. In connection with the 2001-2004 exam, we have received notices of proposed adjustments to our filed returns and the IRS has withdrawn a civil summons to provide certain Company workpapers. Tax reserves have been established which we believe to be appropriate given the possibility of tax adjustments. A variety of post-2000 tax years remain subject to examination by other tax authorities, including the U.K., Canada, France, Germany and various U.S. states. Tax reserves have been established which we believe to be appropriate given the possibility of tax adjustments. However, the resolution of such matters could have a material impact on our results of operations, financial position and cash flows.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

During 2010, an analysis of prior year non-U.S. income tax returns indicated that lease rental income associated with certain leveraged lease transactions was not properly captured. As a result, the 2010 tax provision includes additional tax expense of $3.3 million for the periods 2007 through 2009. A $14.4 million adjustment was also made to opening retained earnings to establish the related tax liabilities for earlier years. The impact of the adjustments was not material to any previously reported period.

At December 31, 2010, our current tax accounts included a $36 million tax receivable for uncertain tax positions, which was received in February 2011.

10. Noncontrolling Interests (Preferred Stockholders’ Equity in Subsidiaries)

Pitney Bowes International Holdings, Inc. (PBIH), a subsidiary, had 3,750,000 shares outstanding or $375 million of variable term voting preferred stock owned by certain outside institutional investors. These preferred shares were entitled as a group to 25% of the combined voting power of all classes of capital stock of PBIH. All outstanding common stock of PBIH, representing the remaining 75% of the combined voting power of all classes of capital stock, was owned directly or indirectly by the Company. The preferred stock was entitled to cumulative dividends at rates set at auction. The weighted average dividend rate was 4.8% during 2009 and 2008. During the fourth quarter of 2009, PBIH redeemed all of the outstanding variable term voting preferred stock, which was funded by the combined proceeds from the issuance of the Preferred Stock (see below), cash flows from operations and commercial paper.

In 2009, PBIH issued 300,000 shares, or $300 million, of perpetual voting preferred stock (the Preferred Stock) to certain outside institutional investors. The holders of the Preferred Stock are entitled as a group to 25% of the combined voting power of all classes of capital stock of PBIH. All outstanding common stock of PBIH, representing the remaining 75% of the combined voting power of all classes of capital stock, is owned directly or indirectly by the Company. The Preferred Stock is entitled to cumulative dividends at a rate of 6.125% for a period of seven years after which it becomes callable and, if it remains outstanding, will yield a dividend that increases by 50% every six months thereafter.

Preferred dividends are included in Preferred stock dividends of subsidiaries attributable to noncontrolling interests in the Consolidated Statements of Income. No dividends were in arrears at December 31, 2010 or December 31, 2009.

Activity in the noncontrolling interests account for the years ended December 31, 2009 and 2010 is below.

Beginning balance January 1, 2009	$374,165
Share issuances, net of issuance costs of $3.6 million	296,370
Share redemptions	(374,165)

Ending balance at December 31, 2009	296,370
Share issuances	—
Share redemptions	—

Ending balance at December 31, 2010	$296,370

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

11. Stockholders’ Deficit

At December 31, 2010, 480,000,000 shares of common stock, 600,000 shares of cumulative preferred stock, and 5,000,000 shares of preference stock were authorized. The following table summarizes the preferred, preference and common stock, net of treasury shares, outstanding.

			Common Stock

	Preferred Stock	Preference Stock	Issued	Treasury	Outstanding

Balance, December 31, 2007	135	37,069	323,337,912	(108,822,953)	214,514,959
Repurchase of common stock	—	—	—	(9,246,535)
Issuances of common stock	—	—	—	896,030
Conversions to common stock	—	(1,013)	—	16,739

Balance, December 31, 2008	135	36,056	323,337,912	(117,156,719)	206,181,193

Repurchase of common stock	—	—	—	—
Issuances of common stock	—	—	—	949,689
Conversions to common stock	(50)	(3,977)	—	66,946

Balance, December 31, 2009	85	32,079	323,337,912	(116,140,084)	207,197,828

Repurchase of common stock	—	—	—	(4,687,304)
Issuances of common stock	—	—	—	876,794
Conversions to common stock	—	(4,296)	—	43,684

Balance, December 31, 2010	85	27,783	323,337,912	(119,906,910)	203,431,002

Unissued and unreserved shares at December 31, 2010	599,915	4,972,217	116,473,634

At December 31, 2010, preferred stock (4% preferred stock) outstanding was entitled to cumulative dividends at a rate of $2 per year. The preferred stock is redeemable at our option, in whole or in part at any time, at a price of $50 per share, plus dividends accrued to the redemption date. Each share of the 4% preferred stock can be converted into 24.24 shares of common stock, subject to adjustment in certain events.

At December 31, 2010, preference stock ($2.12 preference stock) was entitled to cumulative dividends at a rate of $2.12 per year. The preference stock is redeemable at our option at the rate of $28 per share. Each share of the $2.12 preference stock can be converted into 16.53 shares of common stock, subject to adjustment in certain events.

The Board of Directors will determine the dividend rate, terms of redemption, terms of conversion (if any) and other pertinent features of future issuances of preferred stock or preference stock.

Cash dividends paid on common stock were $1.46 per share, $1.44 per share and $1.40 per share for 2010, 2009, and 2008, respectively.

At December 31, 2010, 2,060 shares of common stock were reserved for issuance upon conversion of the 4% preferred stock and 459,253 shares of common stock were reserved for issuance upon conversion of the $2.12 preference stock. In addition, 39,727,141 shares of common stock were reserved for issuance under our dividend reinvestment and other corporate plans.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss are as follow:

	2010	2009	2008

Foreign currency translation adjustments	$137,521	$153,206	$33,386
Net unrealized loss on derivatives	(10,445)	(11,738)	(18,952)
Net unrealized gain on investment securities	1,439	649	932
Amortization of pension and postretirement costs	81,887	53,589	36,261
Net unamortized loss on pension and postretirement plans	(684,208)	(655,498)	(650,382)

Accumulated other comprehensive loss	$(473,806)	$(459,792)	$(598,755)

12. Stock Plans

Stock-based compensation expense was as follows:

	Years ended December 31,

	2010	2009	2008

Stock options	$5,371	$6,649	$11,851
Restricted stock units	15,081	14,888	11,168
Employee stock purchase plans	—	224	3,383

Pre-tax stock-based compensation	$20,452	$21,761	$26,402

The following table shows stock-based compensation expense as included in the Consolidated Statements of Income:

	Years ended December 31,

	2010	2009	2008

Cost of equipment sales	$1,397	$1,486	$1,802
Cost of support services	602	640	777
Cost of business services	831	884	1,073
Selling, general and administrative	16,936	18,020	21,862
Research and development	686	731	888

Pre-tax stock-based compensation	20,452	21,761	26,402
Income tax	(7,265)	(7,458)	(9,109)

Stock-based compensation expense, net	$13,187	$14,303	$17,293

Basic earnings per share impact	$0.06	$0.07	$0.08

Diluted earnings per share impact	$0.06	$0.07	$0.08

At December 31, 2010, $3.3 million of unrecognized compensation cost related to non-vested stock options is expected to be recognized over a weighted average period of 0.4 years and $19.6 million of unrecognized compensation cost related to non-vested restricted stock units is expected to be recognized over a weighted average period of 0.7 years.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

Stock Plans

Long-term incentive awards are provided to employees under the terms of our plans. The Executive Compensation Committee of the Board of Directors administers these plans. Awards granted under these plans may include stock options, restricted stock units, other stock-based awards, cash or any combination thereof. We settle employee stock compensation awards with treasury shares. Our stock-based compensation awards require a minimum requisite service period of one year for retirement eligible employees to vest. At December 31, 2010, there were 17,458,044 shares available for future grants of stock options and restricted stock units under our stock plans.

Stock Options

Under our stock option plan, certain officers and employees are granted options at prices equal to the market value of our common shares at the date of grant. Options granted from 2005 through 2008 generally become exercisable in four equal installments during the first four years following their grant and expire ten years from the date of grant. Options granted on or after 2009 generally become exercisable in three equal installments during the first three years following their grant and expire ten years from the date of grant.

The following tables summarize information about stock option activity during 2010:

	Shares	Per share weighted average exercise price

Options outstanding at December 31, 2009	17,580,079	$38.59
Granted	1,714,731	$22.09
Exercised	—	—
Cancelled	(4,350,018)	$37.34
Forfeited	(438,270)	$26.58

Options outstanding at December 31, 2010	14,506,522	$37.38

Options exercisable at December 31, 2010	10,986,577	$40.35

The weighted average remaining contractual life of options outstanding and options exercisable at December 31, 2010 was 4.9 years and 3.8 years, respectively. The options exercisable at December 31, 2010 had no intrinsic value. No options were exercised during 2010 and 2009. The total intrinsic value of options exercised during 2008 was $1.1 million.

We granted 1,638,709 and 2,126,310 options in 2009 and 2008, respectively. The weighted average exercise price of the options granted was $24.75 and $36.74 in 2009 and 2008, respectively. The weighted average remaining contractual life of the options outstanding and options exercisable at December 31, 2009 was 4.3 years and 3.2 years, respectively. The total options outstanding and exercisable at December 31, 2009 had no intrinsic value.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

The following table summarizes information about stock options outstanding and exercisable at December 31, 2010:

Options Outstanding

Range of per share exercise prices	Number	Per share weighted average exercise price	Weighted average remaining contractual life

$22.09 - $30.99	2,872,713	$23.33	8.5 years
$31.00 - $36.99	3,743,413	$34.64	4.1 years
$37.00 - $42.99	4,265,081	$41.13	3.2 years
$43.00 - $48.03	3,625,315	$46.92	4.7 years

	14,506,522	$37.38	4.9 years

Options Exercisable

Range of per share exercise prices	Number	Per share weighted average exercise price

$22.09 - $30.99	453,899	$24.76
$31.00 - $36.99	2,892,499	$33.99
$37.00 - $42.99	4,265,081	$41.13
$43.00 - $48.03	3,375,098	$46.90

	10,986,577	$40.35

We estimate the fair value of stock options using a Black-Scholes valuation model. Key input assumptions used to estimate the fair value of stock options include the volatility of our stock, the risk-free interest rate and our dividend yield. Our estimates of stock volatility are based on historical price changes of our stock. The risk-free interest rate is based on U.S. treasuries with a term equal to the expected option term. The expected life, or holding period, of the award is based on historical experience.

We believe that the valuation technique and the approach utilized to develop the underlying assumptions are appropriate in estimating the fair value of our stock option grants. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value.

The fair value of stock options granted and related assumptions are as follows:

	Years ended December 31,

	2010	2009	2008

Expected dividend yield	6.1%	4.5%	3.0%
Expected stock price volatility	25.6%	21.4%	12.3%
Risk-free interest rate	3.2%	2.4%	2.7%
Expected life – years	7.3	7.5	5.0
Weighted average fair value per option granted	$2.82	$3.04	$3.22

Restricted Stock Awards and Restricted Stock Units

Our stock plan permits the issuance of restricted stock awards and restricted stock units. Restricted stock awards are subject to one or more restrictions, which may include continued employment over a specified period or the attainment of specified financial performance goals. Where a restricted stock award is subject to attainment of financial performance goals and subsequent tenure, if the performance objectives are achieved, the restrictions would be released, in total or in part, only if the executive is still employed by us at the end of the service period. Where the sole restriction of a restricted stock award is continued employment over a specified

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

period, such period may not be less than three years. The compensation expense for each award is recognized over the service period. We did not issue any shares for restricted stock awards during 2010 and 2009 and issued 10,000 restricted stock awards in 2008.

Restricted stock units are granted to employees and entitle the holder to shares of common stock as the units vest, typically over a four year service period. The fair value of the units is determined on the grant date based on our stock price at that date. The following table summarizes information about restricted stock units during 2010:

	Units / Shares	Weighted average grant date fair value

Restricted stock units outstanding at December 31, 2009	1,341,729	$30.55
Granted	923,676	$22.09
Vested	(430,340)	$33.17
Forfeited	(197,823)	$26.77

Restricted stock units outstanding at December 31, 2010	1,637,242	$25.55

We granted 867,129 shares and 512,415 shares of restricted stock units in 2009 and 2008, respectively. The weighted average grant price was $24.39 and $36.91 for 2009 and 2008, respectively. The intrinsic value of the outstanding restricted stock units at December 31, 2010 was $39.6 million, with a weighted average remaining term of 2.5 years. The total intrinsic value of restricted stock units converted during 2010, 2009 and 2008 was $8.8 million, $5.2 million and $4.2 million, respectively.

Employee Stock Purchase Plans (ESPP)

Substantially all U.S. and Canadian employees can purchase shares of our common stock at an offering price of 95% of the average price of our common stock on the New York Stock Exchange on the offering date. At no time will the exercise price be less than the lowest price permitted under Section 423 of the Internal Revenue Code. We may grant rights to purchase up to 5,367,461 common shares under the ESPP. We granted rights to purchase 318,556 shares, 540,660 shares and 437,350 shares in 2010, 2009 and 2008, respectively.

Directors’ Stock Plan

Under this plan, each non-employee director is granted 2,200 shares of restricted common stock annually. We granted 26,400 shares to non-employee directors in 2010, 2009 and 2008. Compensation expense, net of taxes, was $0.4 million, $0.4 million and $0.6 million for 2010, 2009 and 2008, respectively. The shares carry full voting and dividend rights but, except as provided herein, may not be transferred or alienated until the later of (1) termination of service as a director, or, if earlier, the date of a change of control, or (2) the expiration of the six-month period following the grant of such shares. If a director terminates service as a director prior to the expiration of the six-month period following a grant of restricted stock, that award will be forfeited. The Directors’ Stock Plan permits certain limited dispositions of restricted common stock to family members, family trusts or partnerships, as well as donations to charity after the expiration of the six-month holding period, provided the director retains a minimum of 7,500 shares of restricted common stock.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

13. Fair Value Measurements and Derivative Instruments

We measure certain financial assets and liabilities at fair value on a recurring basis. Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. An entity is required to classify certain assets and liabilities measured at fair value based on the following fair value hierarchy that prioritizes the inputs used to measure fair value:

Level 1 – Unadjusted quoted prices in active markets for identical assets and liabilities.

Level 2 – Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity, may be derived from internally developed methodologies based on management’s best estimate of fair value and that are significant to the fair value of the asset or liability.

The following tables show, by level within the fair value hierarchy, our financial assets and liabilities that are accounted for at fair value on a recurring basis at December 31, 2010 and December 31, 2009, respectively. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect their placement within the fair value hierarchy.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

	Recurring Fair Value Measurements at December 31, 2010

	Level 1	Level 2	Level 3	Total

Assets:
Investment securities
Money market funds / commercial paper	$256,074	$1,531	$—	$257,605
Equity securities	—	23,410	—	23,410
Debt securities - U.S. and foreign governments, agencies, and municipalities	74,425	30,725	—	105,150
Corporate notes and bonds	—	22,262	—	22,262
Asset-backed securities	—	1,490	—	1,490
Mortgage-backed securities	—	104,989	—	104,989
Derivatives
Interest rate swaps	—	10,280	—	10,280
Foreign exchange contracts	—	2,887	—	2,887

Total assets	$330,499	$197,574	$—	$528,073

Liabilities:
Derivatives
Foreign exchange contracts	$—	$6,907	$—	$6,907

Total liabilities	$—	$6,907	$—	$6,907

	Recurring Fair Value Measurements at December 31, 2009

	Level 1	Level 2	Level 3	Total

Assets:
Investment securities
Money market funds / commercial paper	$225,581	$—	$—	$225,581
Equity securities	—	21,027	—	21,027
Debt securities - U.S. and foreign governments, agencies, and municipalities	53,173	28,754	—	81,927
Corporate notes and bonds	—	13,305	—	13,305
Asset-backed securities	—	296	—	296
Mortgage-backed securities	—	19,708	—	19,708
Derivatives
Interest rate swaps		13,284		13,284
Foreign exchange contracts	—	2,390	—	2,390

Total assets	$278,754	$98,764	$—	$377,518

Liabilities:
Derivatives
Foreign exchange contracts	$—	$3,050	$—	$3,050

Total liabilities	$—	$3,050	$—	$3,050

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

Investment Securities

For our investments, we use the market approach for recurring fair value measurements and the valuation techniques use inputs that are observable, or can be corroborated by observable data, in an active marketplace. The following information relates to our classification into the fair value hierarchy:

•

Money Market Funds / Commercial Paper: Money market funds typically invest in government securities, certificates of deposit, commercial paper of companies and other highly liquid and low-risk securities. Money market funds are principally used for overnight deposits and are classified as Level 1 when unadjusted quoted prices in active markets are available and as Level 2 when they are not actively traded on an exchange. Direct investments in commercial paper are not listed on an exchange in an active market and are classified as Level 2.

•

Equity Securities: Equity securities are comprised of mutual funds investing in U.S. and foreign common stock. These mutual funds are not separately listed on an exchange and are valued based on quoted market prices of similar securities. Accordingly, these securities are classified as Level 2.

•

Debt Securities – U.S. and Foreign Governments, Agencies and Municipalities: Debt securities are classified as Level 1 where active, high volume trades for identical securities exist. Valuation adjustments are not applied to these securities. Debt securities valued using quoted market prices for similar securities or benchmarking model derived prices to quoted market prices and trade data for identical or comparable securities are classified as Level 2.

•

Debt Securities – Corporate: Corporate debt securities are valued using recently executed transactions, market price quotations where observable, or bond spreads. The spread data used are for the same maturity as the security. These securities are classified as Level 2.

•

Asset-Backed Securities (ABS) and Mortgage-Backed Securities (MBS): These securities are valued based on external pricing indices. When external index pricing is not observable, ABS and MBS are valued based on external price/spread data. These securities are classified as Level 2.

Investment securities include investments by The Pitney Bowes Bank (PBB). PBB is a wholly-owned subsidiary and a Utah-chartered Industrial Loan Company (ILC). The bank’s investments at December 31, 2010 were $246.4 million and were reported in the Consolidated Balance Sheets as cash and cash equivalents of $60.5 million, short-term investments of $27.2 million and long-term investments, which are presented within other assets, of $158.7 million. The bank’s investments at December 31, 2009 were $222.4 million and were reported in the Consolidated Balance Sheets as cash and cash equivalents of $151.3 million, short-term investments of $14.2 million and long-term investments, which are presented within other assets, of $56.9 million.

We have not experienced any other than temporary impairments in our investment portfolio. The majority of our MBS are guaranteed by the U.S. government. Market events have not caused our money market funds to experience declines in their net asset value below $1.00 per share or to impose limits on redemptions. We have no investments in inactive markets which would warrant a possible change in our pricing methods or classification within the fair value hierarchy. Further, we have no investments in auction rate securities.

Derivative Instruments

As required by the fair value measurements guidance, we have incorporated counterparty credit risk and our credit risk into the fair value measurement of our derivative assets and liabilities, respectively. We derive credit risk from observable data related to credit default swaps. We have not seen a material change in the creditworthiness of those banks acting as derivative counterparties.

The valuation of our interest rate swaps is based on the income approach using a model with inputs that are observable or that can be derived from or corroborated by observable market data. The valuation of our foreign exchange derivatives are based on the market approach using observable market inputs, such as forward rates.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

The following is a summary of our derivative fair values at December 31, 2010 and 2009:

		Fair Value at December 31,

Designation of Derivatives	Balance Sheet Location	2010	2009

Derivatives designated as hedging instruments	Other current assets and prepayments:
	Foreign exchange contracts	$160	$456
	Other assets:
	Interest rate swaps	10,280	13,284
	Accounts payable and accrued liabilities:
	Foreign exchange contracts	716	1,114

Derivatives not designated as hedging instruments	Other current assets and prepayments:
	Foreign exchange contracts	2,727	1,934
	Accounts payable and accrued liabilities:
	Foreign exchange contracts	6,191	1,936

	Total Derivative Assets	$13,167	$15,674
	Total Derivative Liabilities	6,907	3,050

	Total Net Derivative Assets	$6,260	$12,624

Interest Rate Swaps
Derivatives designated as fair value hedges include interest rate swaps related to fixed rate debt. Changes in the fair value of both the derivative and item being hedged are recognized in earnings.

We have outstanding interest rate swaps with an aggregate notional value of $400 million that effectively convert fixed rate interest payments on $400 million, 4.625% notes due in 2012, into variable interest rates. We pay a weighted average variable rate based on one month LIBOR plus 249 basis points and receive a fixed rate of 4.625%. At December 31, 2010 and 2009, the fair value of the interest rate swaps was an asset of $10.3 million and $4.7 million, respectively.

At December 31, 2009, we had outstanding interest rate swaps with an aggregate notional value of $250 million that effectively converted fixed rate interest payments on $250 million, 5.6% notes due in 2018, into variable interest rates. The fair value of these interest rate swaps at December 31, 2009 was an asset of $8.6 million. In August 2010, we unwound these interest rate swaps. See Note 8 for further details.

The following represents the results of fair value hedging relationships for the years ended December 31, 2010 and 2009:

		Derivative Gain Recognized in Earnings		Hedged Item Expense Recognized in Earnings

Derivative Instrument	Location of Gain (Loss)	2010	2009	2010	2009

Interest rate swaps	Interest expense	$13,261	$12,180	$(26,667)	$(23,250)

Foreign Exchange Contracts
We enter into foreign currency exchange contracts arising from the anticipated purchase of inventory between affiliates and from third parties. These contracts are designated as cash flow hedges. The effective portion of the gain or loss on the cash flow hedges is included in other comprehensive income in the period that the change in fair value occurs and is reclassified to earnings in the period that the hedged item is recorded in earnings. At December 31, 2010 and 2009, we had outstanding contracts with a notional amount of $24.5 million and $27.8 million, respectively. The fair value of these contracts at December 31, 2010 and 2009 was a liability of $0.6 million and $0.7 million, respectively.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

As of December 31, 2010, substantially all of the derivative loss recognized in accumulated other comprehensive income (AOCI) will be recognized in earnings within the next 12 months. No amount of ineffectiveness was recorded in earnings for these designated cash flow hedges for the years ended December 31, 2010 and 2009.

The following represents the results of cash flow hedging relationships for the years ended December 31, 2010 and 2009:

	Derivative Gain (Loss) Recognized in OCI (Effective Portion)		Location of Gain (Loss) (Effective Portion)	Gain (Loss) Reclassified from AOCI to Earnings (Effective Portion)

Derivative Instrument	2010	2009		2010	2009

Foreign exchange contracts	$(470)	$(658)	Revenue	$1,024	$—
			Cost of sales	(452)	—

				$572	$—

We also enter into foreign exchange contracts to minimize the impact of exchange rate fluctuations on short-term intercompany loans and related interest that are denominated in a foreign currency. The revaluation of the intercompany loans and interest and the mark-to-market on the derivatives are both recorded to earnings. At December 31, 2010, outstanding foreign exchange contracts to buy or sell various currencies had a net liability value of $3.5 million. The contracts mature by March 31, 2011. At December 31, 2009, the net liability value of these derivatives was less than $0.1 million.

The following represents the results of our non-designated derivative instruments for the years ended December 31, 2010 and 2009:

		Derivative Gain (Loss) Recognized in Earnings

Derivative Instrument	Location of Derivative Gain (Loss)	2010	2009

Foreign exchange contracts	Selling, general and administrative expense	$(22,158)	$(59,244)

Credit-Risk-Related Contingent Features
Certain of our derivative instruments contain provisions that would require us to post collateral upon a significant downgrade in our long-term senior unsecured debt ratings. At December 31, 2010, our long-term senior unsecured debt ratings were BBB+ / A2. Based on derivative values at December 31, 2010, we would have been required to post $3.0 million in collateral if our long-term senior unsecured debt ratings had fallen below BB- / Ba3.

Fair Value of Financial Instruments

Our financial instruments include cash and cash equivalents, investment securities, accounts receivable, loans receivable, accounts payable, notes payable, long-term debt and derivative instruments. The carrying value for cash, cash equivalents, accounts receivable, accounts payable and notes payable approximate fair value because of the short maturity of these instruments.

The carrying values and estimated fair value of our remaining financial instruments at December 31, 2010 and 2009 was as follows:

	December 31, 2010		December 31, 2009

	Carrying value (1)	Fair value	Carrying value (1)	Fair value

Investment securities	$538,562	$540,697	$360,800	$361,845
Loans receivable	$459,499	$459,499	$478,191	$478,191
Derivatives, net	$6,260	$6,260	$12,624	$12,624
Long-term debt	$(4,301,337)	$(4,388,923)	$(4,271,555)	$(4,409,961)

(1)	Carrying value includes accrued interest and deferred fee income, where applicable.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

The fair value of long-term debt is estimated based on quoted market prices for the identical issue when traded in an active market. When a quoted market price is not available, the fair value is determined using rates currently available to the company for debt with similar terms and remaining maturities.

14. Restructuring Charges and Asset Impairments

2009 Program

In 2009, we announced that we were undertaking a series of initiatives designed to transform and enhance the way we operate as a global company. In order to enhance our responsiveness to changing market conditions, we are executing a strategic transformation program designed to create improved processes and systems to further enable us to invest in future growth in areas such as our global customer interactions and product development processes. This program is expected to continue into 2012 and will result in the reduction of 10 percent of the positions in the company. Total pre-tax costs of this program are expected to be between $300 million to $350 million primarily related to severance and benefit costs, including pension and retiree medical charges, incurred in connection with such workforce reductions. Most of the total pre-tax costs will be cash-related charges. Currently, we are targeting annualized pre-tax benefits, net of system and related investments, in the range of $250 million to $300 million by 2012. These costs and the related benefits will be recognized as different actions are approved and implemented.

During 2010, we recorded pre-tax restructuring and asset impairment charges of 183.0 million, which included $115.6 million for employee severance and benefits costs, a $23.6 million pension and retiree medical charge as workforce reductions caused the elimination of a significant amount of future service requiring us to recognize a portion of the prior service costs and actuarial losses and other exit costs of $38.2 million. Asset impairment charges of $14.5 million include $9.8 million fixed asset write-offs associated with the restructuring program and $4.7 million impairment of certain intangible assets unrelated to the restructuring program. The cumulative charges for this program since inception through December 31, 2010 were $250 million. As of December 31, 2010, approximately 2,000 employee terminations have occurred under this program. The majority of the liability at December 31, 2010 is expected to be paid from cash generated from operations.

Activity in the reserves for the restructuring actions taken in connection with the 2009 Program and asset impairments for the years ended December 31, 2010 and 2009 is as follows:

	Severance and benefits costs	Pension and Retiree Medical	Asset impairments, net	Other exit costs	Total

Balance at January 1, 2009	$—	$—	$—	$—	$—

Expenses	55,836	—	18	11,492	67,346
Cash payments	(9,941)	—	—	(4,685)	(14,626)
Non-cash charges	—	—	(18)	—	(18)

Balance at December 31, 2009	45,895	—	—	6,807	52,702

Expenses	115,557	23,620	14,515	38,233	191,925
Gain on sale of facility			(8,897)		(8,897)
Cash (payments) receipts	(73,283)	—	8,897	(38,253)	(102,639)
Non-cash charges	—	(23,620)	(14,515)	—	(38,135)

Balance at December 31, 2010	$88,169	$—	$—	$6,787	$94,956

2007 Program

In 2007, we announced a program to lower our cost structure, accelerate efforts to improve operational efficiencies, and transition our product line. The program included charges primarily associated with older equipment that we had stopped selling upon transition to the new generation of fully digital, networked, and remotely-downloadable equipment.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

In 2010, we recorded pre-tax adjustments of $0.8 million due to lower than anticipated charges associated with this program. Cumulative charges for this program since inception through December 31, 2010 were $445 million. As of December 31, 2010, approximately 3,000 terminations have occurred under this program. The majority of the liability at December 31, 2010 is expected to be paid from cash generated from operations.

Activity in the reserves for restructuring actions taken in connection with the 2007 Program for years ended December 31, 2010 and 2009 is as follows:

	Severance and benefits costs	Asset impairments	Other exit costs	Total

Balance at January 1, 2009	$119,063	$—	$22,046	$141,109

Expenses	(14,721)	(3,879)	—	(18,600)
Cash payments	(76,445)	—	(14,019)	(90,464)
Non-cash charges	—	3,879	—	3,879

Balance at December 31, 2009	27,897	—	8,027	35,924

Expenses	(684)	—	(70)	(754)
Cash payments	(13,743)	—	(3,183)	(16,926)
Non-cash charges	—	—	—	—

Balance at December 31, 2010	$13,470	$—	$4,774	$18,244

15. Commitments and Contingencies

Legal Proceedings

In the ordinary course of business, we are routinely defendants in or party to a number of pending and threatened legal actions. These may involve litigation by or against us relating to, among other things, contractual rights under vendor, insurance or other contracts; intellectual property or patent rights; equipment, service, payment or other disputes with customers; or disputes with employees. Some of these actions may be brought as a purported class action on behalf of a purported class of employees, customers or others.

Our wholly-owned subsidiary, Imagitas, Inc., is a defendant in several purported class actions initially filed in five different states. These lawsuits have been coordinated in the United States District Court for the Middle District of Florida, In re: Imagitas, Driver’s Privacy Protection Act Litigation (Coordinated, May 28, 2007). Each of these lawsuits alleges that the Imagitas DriverSource program violated the federal Drivers Privacy Protection Act (DPPA). Under the DriverSource program, Imagitas entered into contracts with state governments to mail out automobile registration renewal materials along with third party advertisements, without revealing the personal information of any state resident to any advertiser. The DriverSource program assisted the state in performing its governmental function of delivering these mailings and funding the costs of them. The plaintiffs in these actions were seeking statutory damages under the DPPA. On December 21, 2009, the Eleventh Circuit Court affirmed the District Court’s summary judgment decision in Rine, et al. v. Imagitas, Inc. (United States District Court, Middle District of Florida, filed August 1, 2006), which ruled in Imagitas’ favor and dismissed that litigation. That decision is now final, with no further appeals available. With respect to the remaining state cases, Imagitas filed its motion to dismiss these cases on October 8, 2010. Plaintiff’s opposition brief was filed on December 6, 2010, and Imagitas filed its reply brief on December 22, 2010. Although the plaintiffs are still contending that the cases filed in Ohio and Missouri can proceed, they have admitted in their response that the reasoning in the Rine decision does require that actions based on Minnesota and New York laws be dismissed. We are awaiting a decision by the District Court on the motion to dismiss. Based upon our current understanding of the facts and applicable laws, we do not believe there is a reasonable possibility that any loss has been incurred.

On October 28, 2009, the Company and certain of its current and former officers were named as defendants in NECA-IBEW Health & Welfare Fund v. Pitney Bowes Inc. et al., a class action lawsuit filed in the U.S. District Court for the District of Connecticut. The complaint asserts claims under the Securities Exchange Act of 1934 on behalf of those who purchased the common stock of the

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

Company during the period between July 30, 2007 and October 29, 2007 alleging that the Company, in essence, missed two financial projections. Plaintiffs filed an amended complaint on September 20, 2010. On December 3, 2010, defendants moved to dismiss the complaint. Oral argument on that motion is scheduled for April 15, 2011. Based upon our current understanding of the facts and applicable laws, we do not believe there is a reasonable possibility that any loss has been incurred.

We expect to prevail in the legal actions above; however, as litigation is inherently unpredictable, there can be no assurance in this regard. If the plaintiffs do prevail, the results may have a material effect on our financial position, future results of operations or cash flows, including, for example, our ability to offer certain types of goods or services in the future.

16. Leases

We lease office facilities, sales and service offices, equipment and other properties, generally under operating lease agreements extending from three to 25 years. Rental expense was $118 million, $125 million and $129 million in 2010, 2009 and 2008, respectively. Future minimum lease payments under non-cancelable operating leases at December 31, 2010 are as follows:

Years ending December 31,
2011	$99,225
2012	74,408
2013	44,440
2014	27,167
2015	17,498
Thereafter	26,632

Total minimum lease payments	$289,370

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

17. Finance Assets

Finance Receivables

Finance receivables are comprised of sales-type lease receivables and unsecured revolving loan receivables. Sales-type leases are generally due in monthly, quarterly or semi-annual installments over periods ranging from three to five years. Loan receivables arise primarily from financing services offered to our customers for postage and related supplies. Loan receivables are generally due each month; however, customers may rollover outstanding balances. The components of sales-type lease and loan receivables at December 31, 2010 and 2009 were as follows:

	December 31, 2010

	North America	International	Total

Sales-type lease receivables
Gross finance receivables	$1,940,833	$474,895	$2,415,728
Unguaranteed residual values	235,392	20,333	255,725
Unearned income	(415,891)	(107,592)	(523,483)
Allowance for credit losses	(27,792)	(13,318)	(41,110)

Net investment in sales-type lease receivables	1,732,542	374,318	2,106,860

Loan receivables
Loan receivables	453,362	34,193	487,555
Allowance for credit losses	(26,208)	(2,112)	(28,320)

Net investment in loan receivables	427,154	32,081	459,235

Net investment in finance receivables	$2,159,696	$406,399	$2,566,095

	December 31, 2009

	North America	International	Total

Sales-type lease receivables
Gross finance receivables	$2,122,412	$489,458	$2,611,870
Unguaranteed residual values	181,370	100,838	282,208
Unearned income	(405,854)	(195,577)	(601,431)
Allowance for credit losses	(31,005)	(13,077)	(44,082)

Net investment in sales-type lease receivables	1,866,923	381,642	2,248,565

Loan Receivables
Loan receivables	472,566	33,305	505,871
Allowance for credit losses	(25,839)	(2,237)	(28,076)

Net investment in loan receivables	446,727	31,068	477,795

Net investment in finance receivables	$2,313,650	$412,710	$2,726,360

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

Maturities of gross sales-type lease and loan receivables at December 31, 2010 were as follows:

	Sales-type Lease Receivables			Loan Receivables

	North America	International	Total	North America	International	Total

2011	$825,561	$131,515	$957,076	$453,362	$34,193	$487,555
2012	534,177	118,867	653,044	—	—	—
2013	345,435	102,415	447,850	—	—	—
2014	176,300	89,775	266,075	—	—	—
2015	53,100	29,163	82,263	—	—	—
Thereafter	6,260	3,160	9,420	—	—	—

Total	$1,940,833	$474,895	$2,415,728	$453,362	$34,193	$487,555

Activity in the allowance for credit losses for sales-type lease and loan receivables for each of the three years ended December 31, 2010, 2009 and 2008 is as follows:

	Allowance for Credit Losses

	Sales-type Lease Receivables		Loan Receivables

	North America	International	North America	International	Total

Balance January 1, 2008	$37,324	$15,233	$23,480	$2,334	$78,371

Amounts charged to expense	12,726	3,881	32,475	2,654	51,736
Accounts written off	(18,868)	(6,882)	(30,196)	(2,371)	(58,317)

Balance December 31, 2008	31,182	12,232	25,759	2,617	71,790

Amounts charged to expense	19,067	8,674	32,007	2,007	61,755
Accounts written off	(19,244)	(7,829)	(31,927)	(2,387)	(61,387)

Balance December 31, 2009	31,005	13,077	25,839	2,237	72,158

Amounts charged to expense	13,211	6,719	20,046	2,024	42,000
Accounts written off	(16,424)	(6,478)	(19,677)	(2,149)	(44,728)

Balance December 31, 2010	$27,792	$13,318	$26,208	$2,112	$69,430

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

The aging of sales-type lease and loan receivables at December 31, 2010 and 2009 was as follows:

	Sales-type Lease Receivables		Loan Receivables

	North America	International	North America	International	Total

December 31, 2010
< 31 days past due	$1,831,655	$447,459	$430,042	$32,389	$2,741,545
> 30 days and < 61 days	45,234	10,018	12,081	1,149	68,482
> 60 days and < 91 days	29,380	4,743	4,711	325	39,159
> 90 days and < 121 days	8,654	3,985	2,712	192	15,543
> 120 days	25,910	8,690	3,816	138	38,554

TOTAL	$1,940,833	$474,895	$453,362	$34,193	$2,903,283

Past due amounts > 90 days
Still accruing interest	$8,654	$3,985	$—	$—	$12,639
Not accruing interest	25,910	8,690	6,528	330	41,458

TOTAL	$34,564	$12,675	$6,528	$330	$54,097

December 31, 2009
< 31 days past due	$1,999,961	$456,037	$444,535	$31,243	$2,931,776
> 30 days and < 61 days	51,015	10,937	14,095	942	76,989
> 60 days and < 91 days	31,334	5,085	5,331	371	42,121
> 90 days and < 121 days	9,320	6,260	3,297	217	19,094
> 120 days	30,782	11,139	5,308	532	47,761

TOTAL	$2,122,412	$489,458	$472,566	$33,305	$3,117,741

Past due amounts > 90 days
Still accruing interest	$9,320	$6,260	$—	$—	$15,580
Not accruing interest	30,782	11,139	8,605	749	51,275

TOTAL	$40,102	$17,399	$8,605	$749	$66,855

Credit Quality

We use credit scores as one of many data elements in making the decision to grant credit at inception, setting credit lines at inception, managing credit lines through the life of the customer, and to assist in collections strategy.

We use a third party to score the majority of the North American portfolio on a quarterly basis using a commercial credit score. Accounts may not receive a score because of data issues related to SIC information, customer identification mismatches between the various data sources and other reasons. We do not currently score the portfolios outside of North America because the cost to do so is prohibitive, it is a fragmented process and there is no single credit score model that covers all countries. However, credit policies are similar to those in North America.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

The table below shows the North American portfolio at December 31, 2010 and December 31 2009 by relative risk class (low, medium and high) based on the relative scores of the accounts within each class. A fourth class is shown for accounts that are not scored. The degree of risk, as defined by the third party, refers to the likelihood that an account in the next 12 month period may become delinquent. Absence of a score is not indicative of the credit quality of the account.

•	Low risk accounts are companies with very good credit risk
•	Medium risk accounts are companies with average to good credit risk
•	High risk accounts are companies with poor credit risk, are delinquent, or are at risk of becoming delinquent

Although the relative score of accounts within each class is used as a factor for determining the establishment of a customer credit limit, it is not indicative of our actual history of losses due to the business essential nature of our products and services.

The aging schedule included above, showing approximately 1.9% of the portfolio as greater than 90 days past due, and the roll-forward schedule of the allowance for credit losses, showing the actual history of losses for the three most recent years ended December 31, 2010 are more representative of the potential loss performance of our portfolio than relative risk based on scores, as defined by the third party.

	December 31, 2010	December 31, 2009

Sales-type lease receivables
Risk Level
Low	$1,191,682	$1,350,159
Medium	512,419	556,222
High	60,755	54,253
Not Scored	175,977	161,778

Total	$1,940,833	$2,122,412

Loan receivables
Risk Level
Low	$274,156	$301,516
Medium	155,615	153,236
High	21,768	17,814
Not Scored	1,823	—

Total	$453,362	$472,566

Pitney Bowes Bank

At December 31, 2010, PBB had assets of $675 million and liabilities of $626 million. The bank’s assets consist of finance receivables, short and long-term investments and cash. PBB’s key product offering, Purchase Power, is a revolving credit solution, which enables customers to finance their postage costs when they refill their meter. PBB earns revenue through transaction fees, finance charges on outstanding balances, and other fees for services. The bank’s liabilities consist primarily of PBB’s deposit solution, Reserve Account, which provides value to large-volume mailers who prefer to prepay postage and earn interest on their deposits. PBB is regulated by the Federal Deposit Insurance Corporation (FDIC) and the Utah Department of Financial Institutions.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

Leveraged Leases

Our investment in leveraged lease assets consists of the following:

	December 31,

	2010	2009

Rental receivables	$1,802,107	$1,747,811
Unguaranteed residual values	14,141	13,399
Principal and interest on non-recourse loans	(1,373,651)	(1,341,820)
Unearned income	(191,591)	(186,031)

Investment in leveraged leases	251,006	233,359
Less: deferred taxes related to leveraged leases	(192,128)	(175,329)

Net investment in leveraged leases	$58,878	$58,030

The following is a summary of the components of income from leveraged leases:

	Years ended December 31,

	2010	2009	2008

Pre-tax leveraged lease income	$8,334	$918	$316
Income tax effect	(863)	6,676	7,063

Income from leveraged leases	$7,471	$7,594	$7,379

Income from leveraged leases was positively impacted by $2.2 million, $2.8 million and $2.6 million in 2010, 2009 and 2008, respectively, due to changes in statutory tax rates.

18. Business Segment Information

We conduct our business activities in seven reporting segments within two business groups, Small & Medium Business Solutions and Enterprise Business Solutions. The principal products and services of each of our reporting segments are as follows:

Small & Medium Business Solutions:

North America Mailing: Includes the U.S. and Canadian revenue and related expenses from the sale, rental and financing of our mail finishing, mail creation, shipping equipment and software; supplies; support and other professional services; and payment solutions.

International Mailing: Includes the revenue and related expenses from the sale, rental and financing of our mail finishing, mail creation, shipping equipment and software; supplies; support and other professional services; and payment solutions outside North America.

Enterprise Business Solutions:

Production Mail: Includes the worldwide revenue and related expenses from the sale, support and other professional services of our high-speed, production mail systems, sorting and production print equipment.

Software: Includes the worldwide revenue and related expenses from the sale and support services of non-equipment-based mailing, customer relationship and communication and location intelligence software.

Management Services: Includes worldwide revenue and related expenses from facilities management services; secure mail services; reprographic, document management services; and litigation support and eDiscovery services.

Mail Services: Includes worldwide revenue and related expenses from presort mail services and cross-border mail services.

Marketing Services: Includes revenue and related expenses from direct marketing services for targeted customers.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

Earnings before interest and taxes (EBIT), a non-GAAP measure, is determined by deducting from segment revenue the related costs and expenses attributable to the segment. EBIT excludes interest, taxes, general corporate expenses and restructuring charges, which are generally managed across the entire company on a consolidated basis, and asset impairments. EBIT is useful to management in demonstrating the operational profitability of the segments excluding centrally managed costs, and is also used for purposes of measuring the performance of our management team. Segment EBIT; however, may not be indicative of our overall consolidated performance and therefore, should be read in conjunction with our consolidated results of operations. Identifiable assets are those used in our operations and exclude cash and cash equivalents, short-term investments and general corporate assets. Long-lived assets exclude finance receivables and investment in leveraged leases.

Revenue and EBIT by business segment and geographic area is as follows:

	Revenue

	2010	2009	2008

North America Mailing	$2,100,677	$2,211,060	$2,515,167
International Mailing	674,759	698,140	832,473

Small & Medium Business Solutions	2,775,436	2,909,200	3,347,640

Production Mail	561,447	531,016	622,947
Software	374,750	356,355	417,543
Management Services	999,288	1,060,907	1,172,170
Mail Services	572,795	570,770	553,766
Marketing Services	141,538	140,923	148,239

Enterprise Business Solutions	2,649,818	2,659,971	2,914,665

Total Revenue	$5,425,254	$5,569,171	$6,262,305

Geographic areas:
United States	$3,804,489	$3,979,493	$4,335,650
Outside the United States	1,620,765	1,589,678	1,926,655

Total	$5,425,254	$5,569,171	$6,262,305

	EBIT

	2010	2009	2008

North America Mailing	$755,154	$770,370	$949,349
International Mailing	78,950	98,711	122,286

Small & Medium Business Solutions	834,104	869,081	1,071,635

Production Mail	60,895	51,682	85,423
Software	40,045	33,839	21,398
Management Services	92,671	72,307	70,173
Mail Services	63,103	87,685	75,895
Marketing Services	26,133	22,938	20,612

Enterprise Business Solutions	282,847	268,451	273,501

Total	$1,116,951	$1,137,532	$1,345,136

Geographic areas:
United States	$931,129	$971,725	$1,100,900
Outside the United States	185,822	165,807	244,236

Total	$1,116,951	$1,137,532	$1,345,136

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

Additional segment information is as follows:

	Years ended December 31,

	2010	2009	2008

Depreciation and amortization:
North America Mailing	$136,818	$150,373	$159,965
International Mailing	41,200	41,654	48,025

Small & Medium Business Solutions	178,018	192,027	207,990

Production Mail	5,257	7,079	7,358
Software	36,962	35,321	39,138
Management Services	33,398	44,809	65,320
Mail Services	27,924	31,071	32,045
Marketing Services	5,479	8,876	8,380

Enterprise Business Solutions	109,020	127,156	152,241

Total	$287,038	$319,183	$360,231

	Years ended December 31,

	2010	2009	2008

Capital expenditures:
North America Mailing	$70,672	$93,030	$93,657
International Mailing	5,775	10,698	52,151

Small & Medium Business Solutions	76,447	103,728	145,808

Production Mail	609	1,292	3,613
Software	4,215	4,899	12,967
Management Services	17,307	19,766	28,152
Mail Services	7,243	21,058	30,344
Marketing Services	626	514	1,730

Enterprise Business Solutions	30,000	47,529	76,806

Total	$106,447	$151,257	$222,614

	December 31,

	2010	2009

Identifiable assets:
North America Mailing	$3,488,322	$3,634,321
International Mailing	962,973	940,725

Small & Medium Business Solutions	4,451,295	4,575,046

Production Mail	547,002	617,483
Software	1,058,057	994,804
Management Services	799,290	879,390
Mail Services	512,785	516,274
Marketing Services	230,995	234,216

Enterprise Business Solutions	3,148,129	3,242,167

Total	$7,599,424	$7,817,213

Identifiable long-lived assets by geographic areas:
United States	$2,939,467	$2,846,443
Outside the United States	996,963	909,099

Total	$3,936,430	$3,755,542

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

Reconciliation of Segment Amounts to Consolidated Totals:

	Years ended December 31,

	2010	2009	2008

EBIT:
Total for reportable segments	$1,116,951	$1,137,532	$1,345,136
Unallocated amounts:
Interest, net	(201,324)	(203,906)	(216,450)
Corporate expense	(198,776)	(187,254)	(209,543)
Restructuring charges and asset impairments	(182,274)	(48,746)	(200,254)
Other items	—	(4,450)	(5,712)

Income from continuing operations before income taxes	$534,577	$693,176	$713,177

Depreciation and amortization:
Total for reportable segments	$287,038	$319,183	$360,231
Corporate depreciation	16,615	19,712	18,886

Consolidated depreciation and amortization	$303,653	$338,895	$379,117

Capital expenditures:
Total for reportable segments	$106,447	$151,257	$222,614
Unallocated amounts	13,321	15,471	14,694

Consolidated capital expenditures	$119,768	$166,728	$237,308

Total assets:
Total for reportable segments	$7,599,424	$7,817,213
Cash and cash equivalents and short-term investments	514,972	427,419
General corporate assets	329,627	326,407

Consolidated assets	$8,444,023	$8,571,039

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

19. Retirement Plans and Postretirement Medical Benefits

We have several defined benefit retirement plans. Benefits are primarily based on employees’ compensation and years of service. Our contributions are determined based on the funding requirements of U.S. federal and other governmental laws and regulations. We use a measurement date of December 31 for all of our retirement plans.

U.S. employees hired after January 1, 2005, Canadian employees hired after April 1, 2005, and U.K. employees hired after July 1, 2005, are not eligible for our defined benefit retirement plans. As of December 31, 2014, benefit accruals for our U.S. pension plans, the Pitney Bowes Pension Plan and the Pitney Bowes Pension Restoration Plan, will be determined and frozen and no future benefit accruals under these plans will occur after that date.

The change in benefit obligation, plan assets and the funded status of defined benefit pension plans are as follows:

	United States		Foreign

	2010	2009	2010	2009

Change in benefit obligation:
Benefit obligation at beginning of year	$1,599,506	$1,605,380	$507,932	$384,507
Service cost	23,157	24,274	6,907	6,853
Interest cost	89,602	93,997	27,507	25,200
Plan participants’ contributions	—	—	1,962	2,231
Actuarial loss	39,971	17,698	27,129	63,325
Foreign currency changes	—	—	(5,257)	45,858
Settlement / curtailment	6,419	(24,297)	(3,396)	(1,579)
Special termination benefits	8,148	112	557	2,012
Benefits paid	(134,517)	(117,658)	(22,100)	(20,475)

Benefit obligation at end of year	$1,632,286	$1,599,506	$541,241	$507,932

Change in plan assets:
Fair value of plan assets at beginning of year	$1,350,045	$1,175,271	$414,313	$312,206
Actual return on plan assets	149,599	177,119	50,609	48,128
Company contributions	20,047	115,313	9,291	32,755
Plan participants’ contributions	—	—	1,962	2,231
Foreign currency changes	—	—	(3,392)	39,468
Benefits paid	(134,517)	(117,658)	(22,100)	(20,475)

Fair value of plan assets at end of year	$1,385,174	$1,350,045	$450,683	$414,313

Funded status, end of year:
Fair value of plan assets at end of year	$1,385,174	$1,350,045	$450,683	$414,313
Benefit obligations at end of year	1,632,286	1,599,506	541,241	507,932

Funded status	$(247,112)	$(249,461)	$(90,558)	$(93,619)

Amounts recognized in the Consolidated Balance Sheets:
	United States		Foreign

	2010	2009	2010	2009

Non-current asset	$29	$—	$508	$484
Current liability	(6,962)	(19,424)	(901)	(957)
Non-current liability	(240,179)	(230,037)	(90,165)	(93,146)

Net amount recognized	$(247,112)	$(249,461)	$(90,558)	$(93,619)

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

Information provided in the table below is only for pension plans with an accumulated benefit obligation in excess of plan assets at December 31, 2010 and 2009:

	United States		Foreign

	2010	2009	2010	2009

Projected benefit obligation	$1,630,712	$1,599,506	$538,637	$505,673
Accumulated benefit obligation	$1,601,746	$1,568,618	$502,317	$464,362
Fair value of plan assets	$1,383,571	$1,350,045	$447,569	$411,573

The accumulated benefit obligation for all U.S. defined benefit plans at December 31, 2010 and 2009 was $1,603 million and $1,569 million, respectively. The accumulated benefit obligation for all foreign defined benefit plans at December 31, 2010 and 2009 was $504 million and $466 million, respectively.

Pre-tax amounts recognized in accumulated other comprehensive income (AOCI) consist of:

	United States		Foreign

	2010	2009	2010	2009

Net actuarial loss	$719,890	$742,921	$168,376	$161,441
Prior service cost/(credit)	2,400	(40)	541	756
Transition obligation (asset)	—	—	(282)	(196)

Total	$722,290	$742,881	$168,635	$162,001

The estimated amounts that will be amortized from AOCI into net periodic benefits cost in 2011 are as follows:

Net actuarial loss	$37,394	$12,448
Prior service cost/(credit)	82	163
Transition obligation (asset)	—	(9)

Total	$37,476	$12,602

Weighted average assumptions used to determine end of year benefit obligations:

Discount rate	5.60%	5.75%	2.25% - 5.50%	2.25% - 6.00%
Rate of compensation increase	3.50%	3.50%	2.50% - 5.50%	2.50% - 5.60%

A discount rate is used to determine the present value of our future benefit obligations. The discount rate for our U.S. pension and postretirement medical benefit plans is determined by matching the expected cash flows associated with our benefit obligations to a yield curve based on long-term, high quality fixed income debt instruments available as of the measurement date. In 2010, we reduced the population of bonds used to derive this yield curve with the adoption of a bond matching approach which incorporates a selection of bonds that align with our projected benefit obligations. We believe this bond matching approach more closely reflects the process we would employ to settle our pension and postretirement benefit obligations. As a result of this modification, the pension benefits discount rate increased 45 basis points resulting in a decrease in the projected benefit obligation of $78 million, and the postretirement medical benefits discount rate increased 40 basis points resulting in a decrease in the projected benefit obligation of $8 million.

For the U.K. retirement benefit plan, our largest foreign plan, the discount rate is determined by discounting each year’s estimated benefit payments by an applicable spot rate, derived from a yield curve created from a large number of high quality corporate bonds. For our other smaller foreign pension plans, the discount rate is selected based on high quality fixed income indices available in the country in which the plan is domiciled.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

At December 31, 2010 there were no shares of our common stock included in the plan assets of our pension plans.

We anticipate making contributions of approximately $130 million and $15 million to our U.S. and foreign pension plans, respectively during 2011. We will reassess our funding alternatives as the year progresses.

The components of the net periodic benefit cost for defined pension plans are as follows:

	United States			Foreign

	2010	2009	2008	2010	2009	2008

Service cost	$23,157	$24,274	$29,699	$6,907	$6,853	$10,562
Interest cost	89,602	93,997	96,205	27,507	25,200	29,140
Expected return on plan assets	(123,095)	(120,662)	(132,748)	(28,838)	(27,193)	(36,713)
Amortization of transition cost	—	—	—	(9)	(61)	142
Amortization of prior service (cost) credit	(2,555)	(2,547)	(2,560)	214	446	628
Recognized net actuarial loss	32,323	26,063	18,944	10,205	2,486	3,981
Special termination benefits	8,148	112	2,105	291	2,385	632
Settlement / curtailment	10,712	4,107	—	1,285	202	—

Net periodic benefit cost (1)	$38,292	$25,344	$11,645	$17,562	$10,318	$8,372

(1) Includes $14.9 million and $1.6 million charged to our restructuring reserves in 2010 for the U.S. and foreign plans, respectively. See Note 14 for further information.

Other changes in plan assets and benefit obligations for defined benefit pension plans recognized in other comprehensive income are as follows:

	United States		Foreign

	2010	2009	2010	2009

Curtailments effects and settlements	$(4,290)	$(28,404)	$(464)	$—
Net actuarial loss (gain)	13,467	(38,407)	5,748	44,124
Prior service credit	—	(353)	(3,790)	—
Amortization of net actuarial (loss) gain	(32,343)	(26,063)	5,441	(2,059)
Amortization of prior service (cost) credit	2,575	2,547	(215)	(512)
Net transitional obligation (asset)	—	—	(86)	(99)

Total recognized in other comprehensive income	$(20,591)	$(90,680)	$6,634	$41,454

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

Weighted average assumptions used to determine net periodic benefit costs:

	United States			Foreign

	2010	2009	2008	2010	2009	2008

Discount rate	5.75%	6.05%	6.15%	2.25% - 6.00%	2.25% - 6.60%	2.25% - 5.80%
Expected return on plan assets	8.00%	8.00%	8.50%	4.50% - 7.75%	4.49% - 7.75%	3.50% - 7.75%
Rate of compensation increase	3.50%	4.25%	4.50%	2.50% - 5.60%	2.50% - 5.10%	2.50% - 5.50%

The expected return on plan assets is based on historical and projected rates of return for current and planned asset classes in the plans’ investment portfolio after analyzing historical experience and future expectations of the returns and volatility of the various asset classes. The overall expected rate of return for the portfolio was determined based on the target asset allocations for each asset class, adjusted for historical and expected experience of active portfolio management results, when compared to the benchmark returns. When assessing the expected future returns for the portfolio, management placed more emphasis on the expected future returns than historical returns.

U.S. Pension Plans’ Investment Strategy and Asset Allocation

Our U.S. pension plans’ investment strategy is to maximize returns within reasonable and prudent levels of risk, to achieve and maintain full funding of the accumulated benefit obligations and the actuarial liabilities, and to earn a nominal rate of return of at least 8%. The fund has established a strategic asset allocation policy to achieve these objectives. Investments are diversified across asset classes and within each class to reduce the risk of large losses and are periodically rebalanced. Derivatives, such as swaps, options, forwards and futures contracts may be used for market exposure, to alter risk/return characteristics and to manage foreign currency exposure. Investments within the private equity and real estate portfolios are comprised of limited partnership units in primary and secondary fund of funds and units in open-ended commingled real estate funds, respectively. These types of investment vehicles are used in an effort to gain greater asset diversification. We have no hedge fund investments. We do not have any significant concentrations of credit risk within the plan assets. The pension plans’ liabilities, investment objectives and investment managers are reviewed periodically.

The target allocation for 2011 and the asset allocation for the U.S. pension plan at December 31, 2010 and 2009, by asset category, are as follows:

	Target Allocation	Percentage of Plan Assets at December 31,

Asset category	2011	2010	2009

U.S. equities	37%	37%	35%
Non-U.S. equities	19%	20%	19%
Fixed income	32%	34%	38%
Real estate	5%	4%	4%
Private equity	7%	5%	4%

Total	100%	100%	100%

The long-term asset allocation targets we use to manage the investment portfolio are based on the broad asset categories shown above. The plan asset categories presented in the fair value hierarchy are subsets of the broad asset categories.

Foreign Pension Plans’ Investment Strategy and Asset Allocation

Our foreign pension plan assets are managed by outside investment managers and monitored regularly by local trustees, in conjunction with our corporate personnel. The investment strategies adopted by our foreign plans vary by country and plan, with each strategy tailored to achieve the expected rate of return within an acceptable or appropriate level of risk, depending upon the liability profile of plan participants, local funding requirements, investment markets and restrictions. Our largest foreign pension plan is the U.K. plan, which represents 75% of the non-U.S. pension assets. The U.K. pension plan’s investment strategy supports the

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

objectives of the fund, which are to maximize returns within reasonable and prudent levels of risk, to achieve and maintain full funding of the accumulated benefit obligations and the actuarial liabilities, and to earn a nominal rate of return of at least 7.25%. The fund has established a strategic asset allocation policy to achieve these objectives. Investments are diversified across asset classes and within each class to minimize the risk of large losses and are periodically rebalanced. Derivatives, such as swaps, options, forwards and futures contracts may be used for market exposure, to alter risk/return characteristics and to manage foreign currency exposure. We do not have any significant concentrations of credit risk within the plan assets. The pension plans’ liabilities, investment objectives and investment managers are reviewed periodically.

The target allocation for 2011 and the asset allocation for the U.K. pension plan at December 31, 2010 and 2009, by asset category, are as follows:

	Target Allocation	Percentage of Plan Assets at December 31,

Asset category	2011	2010	2009

U.K. equities	32%	33%	35%
Non-U.K. equities	33%	35%	32%
Fixed income	35%	29%	32%
Cash	—%	3%	1%

Total	100%	100%	100%

The long-term asset allocation targets we use to manage the investment portfolio are based on the broad asset categories shown above. The plan asset categories presented in the fair value hierarchy are subsets of the broad asset categories.

The fair value of the U.K. plan assets was $338 million and $312 million at December 31, 2010 and 2009, respectively, and the expected long-term rate of return on these plan assets was 7.25% and 7.50% and in 2010 and 2009, respectively.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

Fair Value Measurements of Plan Assets

The following tables show, by level within the fair value hierarchy, the financial assets and liabilities that are accounted for at fair value on a recurring basis at December 31, 2010 and 2009, respectively, for the U.S. and foreign pension plans. As required by the fair value measurements guidance, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect their placement within the fair value hierarchy levels.

	U.S. Pension Plans - Fair Value Measurements at December 31, 2010

	Level 1	Level 2	Level 3	Total

Assets:
Investment securities
Money market funds	$—	$20,571	$—	$20,571
Equity securities	431,098	346,126	—	777,224
Debt securities - U.S. and foreign governments, agencies, and municipalities	104,097	9,878	—	113,975
Corporate debt securities	—	172,722	—	172,722
Mortgage-backed securities	—	156,516	5,389	161,905
Asset-backed securities	—	18,698	—	18,698
Private equity	—	—	69,495	69,495
Real estate	—	—	52,553	52,553
Derivatives	21	—	—	21
Securities lending fund *	—	158,155	—	158,155

Total assets	$535,216	$882,666	$127,437	$1,545,319

Liabilities:
Investment securities
Derivatives	$51	$—	$—	$51

Total liabilities	$51	$—	$—	$51

*	Securities lending fund at December 31, 2010 is offset by a liability of $158,155 recorded in the Pitney Bowes Pension Plan net assets available for benefits.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

	U.S. Pension Plans - Fair Value Measurements at December 31, 2009

	Level 1	Level 2	Level 3	Total

Assets:
Investment securities
Money market funds	$—	$95,534	$—	$95,534
Equity securities	403,536	316,754	—	720,290
Debt securities - U.S. and foreign governments, agencies, and municipalities	50,934	29,628	—	80,562
Corporate debt securities	—	156,811	—	156,811
Mortgage-backed securities	—	132,509	761	133,270
Asset-backed securities	—	17,347	—	17,347
Private equity	—	—	49,231	49,231
Real estate	—	—	50,331	50,331
Derivatives	135	—	—	135
Securities lending fund *	—	139,416	—	139,416

Total assets	$454,605	$887,999	$100,323	$1,442,927

Liabilities:
Investment securities
Derivatives	$2,064	$1	$—	$2,065

Total liabilities	$2,064	$1	$—	$2,065

*	Securities lending fund at December 31, 2009 is offset by a liability of $139,416 recorded in the Pitney Bowes Pension Plan net assets available for benefits.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

	Foreign Pension Plans - Fair Value Measurements at December 31, 2010

	Level 1	Level 2	Level 3	Total

Assets:
Investment securities
Money market funds	$—	$—	$—	$—
Equity securities	128,859	164,389	—	293,248
Debt securities - U.S. and foreign governments, agencies, and municipalities	10,751	50,355	—	61,106
Corporate debt securities	—	78,387	—	78,387
Mortgage-backed securities	—	—	—	—
Asset-backed securities	—	—	—	—
Private equity	—	—	—	—
Real estate	—	—	—	—
Derivatives	88	6,500	—	6,588

Total assets	$139,698	$299,631	$—	$439,329

Liabilities:
Investment securities
Derivatives	$—	$6,873	$—	$6,873

Total liabilities	$—	$6,873	$—	$6,873

	Foreign Pension Plans - Fair Value Measurements at December 31, 2009

	Level 1	Level 2	Level 3	Total

Assets:
Investment securities
Money market funds	$—	$—	$—	$—
Equity securities	118,302	133,513	—	251,815
Debt securities - U.S. and foreign governments, agencies, and municipalities	8,817	42,665	—	51,482
Corporate debt securities	—	83,251	—	83,251
Mortgage-backed securities	—	28	—	28
Asset-backed securities	—	1,488	—	1,488
Private equity	—	—	—	—
Real estate	—	—	—	—
Derivatives	—	—	—	—

Total assets	$127,119	$260,945	$—	$388,064

Liabilities:
Investment securities
Derivatives	$—	$—	$—	$—

Total liabilities	$—	$—	$—	$—

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

The following information relates to our classification of investments into the fair value hierarchy:

•

Money Market Funds: Money market funds typically invest in government securities, certificates of deposit, commercial paper of companies and other highly liquid and low-risk securities. Money market funds are principally used for overnight deposits. The money market funds are classified as Level 2 since they are not actively traded on an exchange.

•

Equity Securities: Equity securities include U.S. and foreign common stock, American Depository Receipts, preferred stock and commingled funds. Equity securities classified as Level 1 are valued using active, high volume trades for identical securities. Equity securities classified as Level 2 represent those not listed on an exchange in an active market. These securities are valued based on quoted market prices of similar securities.

•

Debt Securities - U.S. and Foreign Governments and its Agencies and Municipalities: Government securities include treasury notes and bonds, foreign government issues, U.S. government sponsored agency debt and commingled funds. Municipal debt securities include general obligation securities and revenue-backed securities. Debt securities classified as Level 1 are valued using active, high volume trades for identical securities. Debt securities classified as Level 2 are valued through benchmarking model derived prices to quoted market prices and trade data for identical or comparable securities.

•

Corporate Debt Securities: Investments are comprised of both investment grade debt (>BBB-) and high-yield debt (<BBB-). The fair value of corporate debt securities is valued using recently executed transactions, market price quotations where observable, or bond spreads. The spread data used are for the same maturity as the security. These securities are classified as Level 2.

•

Mortgage-Backed Securities (MBS): Investments are comprised of agency-backed MBS, non-agency MBS, collateralized mortgage obligations, commercial MBS, and commingled funds. These securities are valued based on external pricing indices. When external index pricing is not observable, MBS are valued based on external price/spread data. If neither pricing method is available, broker quotes are utilized. When inputs are observable and supported by an active market, MBS are classified as Level 2 and when inputs are unobservable, MBS are classified as Level 3.

•

Asset-Backed Securities (ABS): Investments are primarily comprised of credit card receivables, auto loan receivables, student loan receivables, and Small Business Administration loans. These securities are valued based on external pricing indices or external price/spread data and are classified as Level 2.

•

Private Equity: Investments are comprised of units in fund-of-fund investment vehicles. Fund-of-funds consist of various private equity investments and are used in an effort to gain greater diversification. The investments are valued in accordance with the most appropriate valuation techniques, and are classified as Level 3 due to the unobservable inputs used to determine a fair value.

•

Real Estate: Investments include units in open-ended commingled real estate funds. Properties that comprise these funds are valued in accordance with the most appropriate valuation techniques, and are classified as Level 3 due to the unobservable inputs used to determine a fair value.

•

Derivatives: Instruments are comprised of futures, forwards, options and warrants and are used to gain exposure to a desired investment as well as for defensive hedging purposes against currency and interest rate fluctuations. Derivative instruments classified as Level 1 are valued through a readily available exchange listed price. Derivative instruments classified as Level 2 are valued using observable inputs but are not listed or traded on an exchange.

•

Securities Lending Fund: Investment represents a commingled fund through our custodian’s securities lending program. The U.S. pension plan lends securities that are held within the plan to other banks and/or brokers, for which we receive collateral. This collateral is invested in the commingled fund, which invests in short-term fixed income securities such as commercial paper, short-term ABS and other short-term issues. Since the commingled fund is not listed or traded on an exchange, the investment is classified as Level 2. The investment is offset by a liability of an equal amount representing assets that participate in securities lending program, which is reflected in the Pitney Bowes Pension Plan’s net assets available for benefits.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

Level 3 Gains and Losses

The following table shows a summary of the changes in the fair value of Level 3 assets of the U.S. pension plans for the year ended December 31, 2010:

	MBS	Private equity	Real estate	Total

Balance at December 31, 2009	$761	$49,231	$50,331	$100,323
Realized gains / (losses)	1	—	378	379
Unrealized gains / (losses)	(139)	5,652	2,374	7,887
Purchases, sales, issuances and settlements (net)	4,766	14,612	(530)	18,848

Balance at December 31, 2010	$5,389	$69,495	$52,553	$127,437

Reconciliation of Plan Assets to Fair Value Measurements Hierarchy

The following table provides a reconciliation of the total fair value of pension plan assets to the fair value of financial instruments presented in the fair value measurements hierarchy for the U.S. and foreign pension plans at December 31, 2010:

	United States	Foreign

Fair Value of Plan Assets	$1,385,174	$450,683
Cash	(675)	(15,185)
Securities lending fund liability	158,155	—
Receivables / Prepaid benefits	(24,041)	—
Payables / Accrued expenses	26,636	—
Other	19	(3,042)

Fair Value Per Measurements Hierarchy	$1,545,268	$432,456

Nonpension Postretirement Benefits

We provide certain health care and life insurance benefits to eligible retirees and their dependents. The cost of these benefits is recognized over the period the employee provides credited services to the Company. Substantially all of our U.S. and Canadian employees become eligible for retiree health care benefits after reaching age 55 or in the case of employees of Pitney Bowes Management Services after reaching age 60 and with the completion of the required service period. U.S. employees hired after January 1, 2005, and Canadian employees hired after April 1, 2005, are not eligible for retiree health care benefits.

The change in benefit obligation, plan assets and the funded status for nonpension postretirement benefit plans are as follows:

	December 31,

	2010	2009

Change in benefit obligation:
Benefit obligations at beginning of year	$254,405	$244,544
Service cost	3,724	3,424
Interest cost	13,828	14,437
Plan participants’ contributions	9,182	8,778
Actuarial loss	33,983	21,489
Foreign currency changes	1,061	2,509
Gross benefits paid	(45,971)	(43,494)
Less federal subsidy on benefits paid	2,408	2,718
Curtailment	7,575	—
Special termination benefits	191	—

Benefit obligations at end of year	$280,386	$254,405

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

	December 31,

	2010	2009

Change in plan assets:
Fair value of plan assets at beginning of year	$—	$—
Company contribution	34,381	31,998
Plan participants’ contributions	9,182	8,778
Gross benefits paid	(45,971)	(43,494)
Less federal subsidy on benefits paid	2,408	2,718

Fair value of plan assets at end of year	$—	$—

Funded status, end of year:
Fair value of plan assets at end of year	$—	$—
Benefit obligations at end of year	280,386	254,405

Funded status	$(280,386)	$(254,405)

Amounts recognized in the Consolidated Balance Sheets:
Current liability	$(29,374)	$(26,293)
Non-current liability	(251,012)	(228,112)

Net amount recognized	$(280,386)	$(254,405)

Pre-tax amounts recognized in AOCI consist of:
Net actuarial loss	$102,910	$74,044
Prior service credit	(5,886)	(8,397)

Total	$97,024	$65,647

The discount rates used in determining the accumulated postretirement benefit obligations for the U.S. plan were 5.15% in 2010 and 5.35% in 2009. The discount rates used in determining the accumulated postretirement benefit obligations for the Canadian plan were 5.15% in 2010 and 5.85% in 2009.

The components of the net periodic benefit cost for nonpension postretirement benefit plans are as follows:

	2010	2009	2008

Service cost	$3,724	$3,424	$3,613
Interest cost	13,828	14,437	14,410
Amortization of prior service benefit	(2,511)	(2,475)	(2,471)
Recognized net actuarial loss	6,793	4,092	3,386
Curtailment	6,954	—	—
Special termination benefits	191	—	—

Net periodic benefit cost (1)	$28,979	$19,478	$18,938

(1) Includes $7.1 million charged to restructuring reserves. See Note 14 for further information.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

Other changes in plan assets and benefit obligation for nonpension postretirement benefit plans recognized in other comprehensive income are as follows:

	2010	2009

Net actuarial loss	$34,059	$21,367
Amortization of net actuarial loss	(6,793)	(4,092)
Amortization of prior service credit	2,511	2,475
Adjustment for actual Medicare Part D Premium	979	1,005
Curtailment	621	—

Total recognized in other comprehensive income	$31,377	$20,755

Weighted average assumptions used to determine net periodic costs during the years:

	2010	2009	2008

Discount rate – U.S.	5.35%	5.95%	5.90%
Discount rate – Canada	5.85%	6.60%	5.25%

The estimated amounts that will be amortized from AOCI into net periodic benefit cost in 2011 are as follows:

Net actuarial loss	$7,977
Prior service credit	(2,259)

Total	$5,718

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligations for the U.S. plan was 7.5% for 2010 and 7.5% for 2009. The assumed health care trend rate is 7.5% for 2011 and will gradually decline to 5.0% by the year 2017 and remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in the assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease

Effect on total of service and interest cost components	$616	$(527)
Effect on postretirement benefit obligations	$9,366	$(8,204)

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

Estimated Future Benefit Payments

Benefit payments, which reflect expected future service, as appropriate, estimated to be paid during the years ended December 31 are as follows:

		Nonpension

	Pension Benefits	Gross	Medicare Part D Subsidy	Net

2011	$191,476	$31,978	$(2,639)	$29,339
2012	137,775	30,648	(2,883)	27,765
2013	126,910	29,277	(3,130)	26,147
2014	130,788	28,166	(3,339)	24,827
2015	132,588	27,018	(3,543)	23,475
2016-2020	688,055	123,020	(9,675)	113,345

	$1,407,592	$270,107	$(25,209)	$244,898

Savings Plans

Our U.S. employees are eligible to participate in 401(k) savings plans, which are voluntary defined contribution plans. These plans are designed to help employees accumulate additional savings for retirement. We make matching contributions on a portion of eligible pay. In 2010 and 2009, we made matching contributions of $28.6 million and $27.2 million, respectively.

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

20. Earnings per Share

The calculation of basic and diluted earnings per share for the years ended December 31, 2010, 2009 and 2008 is presented below. Note that the sum of the earnings per share amounts may not equal the total due to rounding.

	2010	2009	2008

Numerator:
Amounts attributable to common stockholders:
Income from continuing operations, net of tax	$310,483	$431,554	$447,493
Loss from discontinued operations	(18,104)	(8,109)	(27,700)

Net income – Pitney Bowes Inc. (numerator for diluted EPS)	292,379	423,445	419,793
Less: Preference stock dividend	(65)	(72)	(77)

Income attributable to common stockholders (numerator for basic EPS)	$292,314	$423,373	$419,716

Denominator (in thousands):
Weighted average shares used in basic EPS	205,968	206,734	208,425
Effect of dilutive shares:
Preferred stock	2	3	3
Preference stock	501	568	601
Stock options and stock purchase plans	16	7	603
Other stock plans	266	10	67

Weighted average shares used in diluted EPS	206,753	207,322	209,699

Basic earnings per share:
Income from continuing operations	$1.51	$2.09	$2.15
Loss from discontinued operations	(0.09)	(0.04)	(0.13)

Net income – Pitney Bowes Inc.	$1.42	$2.05	$2.01

Diluted earnings per share:
Income from continuing operations	$1.50	$2.08	$2.13
Loss from discontinued operations	(0.09)	(0.04)	(0.13)

Net income – Pitney Bowes Inc.	$1.41	$2.04	$2.00

Anti-dilutive shares (in thousands):
Anti-dilutive shares not used in calculating diluted weighted average shares	15,168	18,319	15,749

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

21. Quarterly Financial Data (unaudited)

Summarized quarterly financial data for 2010 and 2009 follows:

2010	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year

Total revenue	$1,348,233	$1,297,237	$1,345,742	$1,434,042	$5,425,254
Gross profit (1)	691,788	645,307	679,412	730,424	2,746,931
Restructuring charges and asset impairments	20,722	48,512	33,805	79,235	182,274

Income from continuing operations	86,763	68,590	96,064	77,390	328,807
Loss from discontinued operations, net of income tax	(3,130)	(2,666)	(2,536)	(9,772)	(18,104)

Net income before attribution of noncontrolling interests	83,633	65,924	93,528	67,618	310,703
Less: Preferred stock dividends of subsidiaries attributable to noncontrolling interests	4,594	4,543	4,593	4,594	18,324

Net income – Pitney Bowes Inc.	$79,039	$61,381	$88,935	$63,024	$292,379

Amounts attributable to common stockholders:
Income from continuing operations	$82,169	$64,047	$91,471	$72,796	$310,483
Loss from discontinued operations	(3,130)	(2,666)	(2,536)	(9,772)	(18,104)

Net income – Pitney Bowes Inc.	$79,039	$61,381	$88,935	$63,024	$292,379

Basic earnings per share attributable to common stockholders (2):
Continuing operations	$0.40	$0.31	$0.44	$0.36	$1.51
Discontinued operations	(0.02)	(0.01)	(0.01)	(0.05)	(0.09)

Net Income – Pitney Bowes Inc.	$0.38	$0.30	$0.43	$0.31	$1.42

Diluted earnings per share attributable to common stockholders (2):
Continuing operations	$0.40	$0.31	$0.44	$0.36	$1.50
Discontinued operations	(0.02)	(0.01)	(0.01)	(0.05)	(0.09)

Net Income – Pitney Bowes Inc.	$0.38	$0.30	$0.43	$0.31	$1.41

PITNEY BOWES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in thousands, except per share data)

2009	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year

Total revenue	$1,379,584	$1,378,462	$1,356,820	$1,454,305	$5,569,171
Gross profit (1)	701,988	685,596	688,373	755,190	2,831,147
Restructuring charges and asset impairments	—	—	12,845	35,901	48,746

Income from continuing operations	106,300	116,731	110,278	119,713	453,022
Gain (loss) from discontinued operations, net of income tax	2,623	5,102	(2,429)	(13,405)	(8,109)

Net income before attribution of noncontrolling interests	108,923	121,833	107,849	106,308	444,913
Less: Preferred stock dividends of subsidiaries attributable to noncontrolling interests	4,521	4,571	4,622	7,754	21,468

Net income – Pitney Bowes Inc.	$104,402	$117,262	$103,227	$98,554	$423,445

Amounts attributable to common stockholders:
Income from continuing operations	$101,779	$112,160	$105,656	$111,959	$431,554
Gain (loss) from discontinued operations	2,623	5,102	(2,429)	(13,405)	(8,109)

Net income – Pitney Bowes Inc.	$104,402	$117,262	$103,227	$98,554	$423,445

Basic earnings per share attributable to common stockholders (2):
Continuing operations	$0.49	$0.54	$0.51	$0.54	$2.09
Discontinued operations	0.01	0.02	(0.01)	(0.06)	(0.04)

Net income – Pitney Bowes Inc.	$0.51	$0.57	$0.50	$0.48	$2.05

Diluted earnings per share attributable to common stockholders (2):
Continuing operations	$0.49	$0.54	$0.51	$0.54	$2.08
Discontinued operations	0.01	0.02	(0.01)	(0.06)	(0.04)

Net income – Pitney Bowes Inc.	$0.50	$0.57	$0.50	$0.47	$2.04

(1)

Gross profit is defined as total revenue less cost of equipment sales, cost of supplies, cost of software, cost of rentals, financing interest expense, cost of support services and cost of business services.

(2)	The sum of the quarterly earnings per share amounts may not equal the annual amount due to rounding.

PITNEY BOWES INC.
SCHEDULE II - VALUATION AND QUALIFYING
ACCOUNTS AND RESERVES

FOR THE YEARS ENDED DECEMBER 31, 2008 TO 2010

(Dollars in thousands)

Description	Balance at beginning of year	Additions		Deductions		Balance at end of year

Allowance for doubtful accounts
2010	$42,781	$9,266	(1)	$(20,167	) (2)	$31,880
2009	$45,264	$10,516	(1)	$(12,999	) (2)	$42,781
2008	$49,324	$17,134	(1)	$(21,194	) (2)	$45,264

Valuation allowance for deferred tax asset (3)
2010	$95,990	$22,168		$(13,717)		$104,441
2009	$91,405	$5,628		$(1,043)		$95,990
2008	$69,792	$37,942		$(16,329)		$91,405

(1)	Includes additions charged to expenses, additions from acquisitions and impact of foreign exchange translation.
(2)	Includes uncollectible accounts written off.
(3)	Included in Consolidated Balance Sheet as a liability.